Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

NORTHERN STAR INVESTMENT CORP. II,

NSIC II-A MERGER LLC,

NSIC II-B MERGER LLC,

APEX CLEARING HOLDINGS LLC

and, solely for the purposes of Section 5.21 herein,

PEAK6 INVESTMENTS LLC

DATED AS OF FEBRUARY 21, 2021

i

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		22

3.1	Organization and Qualification	22
3.2	Subsidiaries	23
3.3	Capitalization	23
3.4	Authority Relative to this Agreement	24
3.5	No Conflict; Required Filings and Consents	24
3.6	Compliance	25
3.7	Parent SEC Reports and Financial Statements	25
3.8	No Undisclosed Liabilities	26
3.9	Absence of Certain Changes or Events	26
3.10	Litigation	26
3.11	Employee Benefit Plans	27
3.12	Labor Matters	27
3.13	Business Activities	27
3.14	Title to Property	27
3.15	Intellectual Property	27
3.16	Taxes	27
3.17	Environmental Matters	28
3.18	Brokers	28
3.19	Agreements, Contracts and Commitments	28
3.20	Insurance	29
3.21	Interested Party Transactions	29
3.22	Parent Listing	29
3.23	Board Approval	29
3.24	Trust Fund	29
3.25	PIPE Documents	30
3.26	No Additional Representations and Warranties; Independent Investigation	30

ARTICLE IV CONDUCT PRIOR TO THE CLOSING		31

4.1	Conduct of Business by the Company, Parent and Merger Subs	31
4.2	Confidentiality; Access to Information	33
4.3	No Solicitation	34
4.4	Certain Financial Information	35
4.5	Access to Financial Information	35
4.6	Commercially Reasonable Efforts	36

ARTICLE V ADDITIONAL AGREEMENTS		36

5.1	Proxy Statement; Special Meeting	36
5.2	Directors and Officers of Parent and the Company After Mergers	38
5.3	HSR Act; FINRA	38
5.4	Public Announcements	39
5.5	Required Information	39
5.6	No Securities Transactions	40
5.7	No Claim Against Trust Fund	40
5.8	Disclosure of Certain Matters	40
5.9	Securities Listing	40
5.10	Charter Protections; Directors’ and Officers’ Liability Insurance	41
5.11	Insider Loans	42

ii

5.12	Parent Borrowings	42
5.13	Trust Fund Disbursement	42
5.14	Board of Directors	42
5.15	Lock-Up Agreement	42
5.16	Registration Rights Agreement	43
5.17	Intended Tax Treatment; Tax Opinions	43
5.18	Incentive Equity Plan	43
5.19	PIPE Investment	43
5.20	Company Member Approval	44
5.21	Crypto Option	44

ARTICLE VI CONDITIONS TO THE TRANSACTION		45

6.1	Conditions to Obligations of Each Party to Effect the Merger	45
6.2	Additional Conditions to Obligations of the Company	45
6.3	Additional Conditions to the Obligations of Parent and Merger Subs	46

ARTICLE VII TERMINATION		47

7.1	Termination	47
7.2	Notice of Termination; Effect of Termination	48
7.3	Fees and Expenses	48

ARTICLE VIII GENERAL PROVISIONS		48

8.1	Notices	48
8.2	Interpretation	49
8.3	Counterparts; Electronic Delivery	55
8.4	Entire Agreement; Third Party Beneficiaries	55
8.5	Severability	55
8.6	Other Remedies; Specific Performance	55
8.7	Governing Law	55
8.8	Consent to Jurisdiction; WAIVER OF TRIAL BY JURY	55
8.9	Rules of Construction	56
8.10	Assignment	56
8.11	Amendment	56
8.12	Extension; Waiver	56
8.13	Schedules	56
8.14	Nonsurvival of Representations, Warranties and Covenants	56
8.15	Non-Recourse	56
8.16	Release	57
8.17	Legal Representation	57

iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 21, 2021, by and among Northern Star Investment Corp. II, a Delaware corporation (“Parent”), NSIC II-A Merger LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub I”), NSIC II-B Merger LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, “Merger Subs” and each a “Merger Sub”), Apex Clearing Holdings LLC, a Delaware limited liability company (“Company”), and, solely for the purposes of Section 5.21, PEAK6 Investments LLC (“PEAK6”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Each of Parent, Merger Subs and the Company shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 8.2.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA” and together with the DGCL, the “Delaware Laws”), the Parties intend to enter into a business combination transaction by which (i) Merger Sub I will merge with and into the Company (with the Company being the surviving entity of the Initial Merger (“Initial Surviving Company”)) in exchange for the Company’s members receiving shares of Class A common stock, par value $0.0001 per share, of the Parent (“Parent Common Stock”) as provided by this Agreement (the “Initial Merger”), and (ii) immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (with Merger Sub II being the surviving entity of the Final Merger (the “Final Surviving Company”)) (the “Final Merger” and, together with the Initial Merger, the “Mergers”).

B. The boards of directors of each of Parent and each Merger Sub, and the board of managers of the Company, have determined that the Mergers are fair to, and in the best interests of, their respective companies and their respective stockholders or members, as applicable.

C. The parties intend that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) At the Initial Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Laws, Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Initial Surviving Company after the Initial Merger and as a wholly owned subsidiary of Parent.

(b) Immediately following the Initial Merger and as part of a single integrated transaction, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Laws, the Initial Surviving Company shall be merged with and into Merger Sub II, the separate corporate existence of the Initial Surviving Company shall cease and Merger Sub II shall continue as the Final Surviving Company after the Final Merger and as a wholly owned subsidiary of Parent.

1.2 Effective Time; Closing. Subject to the terms and conditions of this Agreement, as soon as practicable following the Closing on the Closing Date (defined below), the Parties hereto shall cause the Initial Merger to be consummated by filing a Certificate of Merger (the “Initial Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the Delaware Laws (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Initial Certificate of Merger, being the “Initial Effective Time”). Immediately following the Initial Effective Time, the Parties shall cause the Final Merger to be consummated by filing a Certificate of Merger (the “Final Certificate of Merger” and, together with the Initial Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the Delaware Laws (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Final Certificate of Merger, being the “Final Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 7.1, the consummation of the Merger (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174-1901 or by electronic exchange of deliverables and release of signatures at a time and date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction thereof at the Closing), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email pdf files.

1.3 Effect of the Merger. At the Initial Effective Time and the Final Effective Time, the effect of the Mergers shall be as provided in this Agreement and the Delaware Laws. Without limiting the generality of the foregoing, and subject thereto, (a) at the Initial Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub I shall vest in the Initial Surviving Company, and all debts, liabilities and duties of each of the Company and Merger Sub I shall become the debts, liabilities and duties of the Initial Surviving Company, and (b) at the Final Effective Time all the property, rights, privileges, powers and franchises of each of the Initial Surviving Company and Merger Sub II shall vest in the Final Surviving Company, and all debts, liabilities and duties of each of the Initial Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Final Surviving Company.

1.4 Governing Documents.

(a) At the Initial Effective Time,

(i) the Certificate of Formation of the Company shall become the Certificate of Formation of the Initial Surviving Company; and

(ii) the operating agreement of the Initial Surviving Company shall be amended and restated in the form attached as Exhibit A-1 hereto.

(b) At the Final Effective Time,

(i) the Certificate of Formation of Merger Sub II shall become the Certificate of Formation of the Final Surviving Company; and

(ii) the operating agreement of the Final Surviving Company shall be amended and restated in the form attached as Exhibit A-2 hereto.

1.5 Effect on Securities.

(a) Initial Merger Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Initial Effective Time, by virtue of the Initial Merger and this Agreement and without any further action on the part of Parent, Merger Sub I or the Company or the holders of any of the following securities:

(i) other than interests cancelled pursuant to Section 1.5(e), each membership interest of the Company (“Company Membership Interests”) issued and outstanding immediately prior to the Initial Effective Time (excluding, for the avoidance of doubt, the Company Membership Interests issuable upon conversion of the Company Convertible Notes) will be automatically converted into the right to receive that number of shares of Parent Common Stock (“Merger Shares”) equal to the Exchange Ratio (the “Per Share Merger Consideration”) consistent with Schedule 1.5(a) hereto, which sets forth a calculation of the Exchange Ratio as of the date hereof, together with the assumptions related to such calculation; and

(ii) all of the outstanding membership interests of Merger Sub I issued and outstanding immediately prior to the Initial Effective Time shall be converted into and exchanged for all of the membership interests of the Initial Surviving Company; and

(b) Final Merger Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Final Effective Time, by virtue of the Final Merger and this Agreement and without any further action on the part of Parent, Merger Sub II or the Company:

(i) each membership interest of the Initial Surviving Company issued and outstanding immediately prior to the Final Effective Time will be automatically cancelled and shall cease to exist without any conversion thereof or payment therefor; and

(ii) all of the outstanding membership interests of Merger Sub II issued and outstanding immediately prior to the Final Effective Time shall be converted into and become one (1) membership interest of the Final Surviving Company and shall constitute the only outstanding equity interest of the Final Surviving Company.

(c) Adjustments to Merger Consideration. The Per Share Merger Consideration issuable pursuant to this Section 1.5 shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring on or after the date hereof but at or prior to the Initial Effective Time.

(d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Mergers, and each holder of a Company Membership Interest who would otherwise be entitled to a fraction of a share of Parent Common Stock any time shares of Parent Common Stock are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder in connection with such distribution) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(e) Cancellation of Treasury and Parent-Owned Stock. Each Company Membership Interest held by the Company or Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Initial Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(f) Total Merger Shares. For the avoidance of doubt, in no event shall the aggregate number of shares of Parent Common Stock to be issued in the Initial Merger to the Company Members (excluding holders of Company Convertible Notes who become Company Members after the date hereof and before the Closing in connection with a conversion of such Company Convertible Notes) exceed an amount equal to 470,000,000.

1.6 Merger Consideration Exchange Procedures.

(a) Exchange Procedures. At the Closing, the holders of Company Membership Interests (the “Company Members”) shall deliver a letter of transmittal in a form to be mutually agreed upon between Parent and the Company (and which letter of transmittal will be in customary form for uncertificated securities) (“Letter of Transmittal”), and receive in exchange therefor the Per Share Merger Consideration in book-entry form (unless certificates representing Merger Shares are otherwise requested by Company Members) and the Company Membership Interests shall forthwith be cancelled. To the extent that a Company Member has not delivered a Letter of Transmittal at or prior to the Closing, following the Closing, such Company Member shall deliver to the Final Surviving Company a duly executed and completed Letter of Transmittal in order to receive such Company Member’s Per Share Merger Consideration. The Per Share Merger Consideration shall be issued only in the name of the registered holder of the Company Membership interests exchanged therefor.

(b) Distributions With Respect to Unexchanged Company Membership Interests. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Initial Effective Time will be paid to any Company Member who has not delivered a Letter of Transmittal at or prior to the Closing with respect to the Per Share Merger Consideration to be issued upon delivery thereof until such Company Member shall have delivered a duly executed and completed Letter of Transmittal. Subject to applicable law, following delivery of any such Letter of Transmittal, Parent shall promptly deliver to such Company Member, without interest, the Per Share Merger Consideration issued in exchange for its Company Membership Interests in book-entry form and the amount of any such dividends or other distributions with a record date after the Initial Effective Time theretofore paid with respect to such Merger Shares.

(c) Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.6(d), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) No Further Ownership Rights in Company Membership Interests. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Membership Interests and there shall be no further registration of transfers on the records of the Initial Surviving Company or the Final Surviving Company of the Company Membership Interests that were outstanding immediately prior to the Initial Effective Time. At the Final Effective Time, each holder of Company Membership Interests shall cease to have any other rights in and to the Company, the Initial Surviving Company or the Final Surviving Company, except the right to receive the Per Share Merger Consideration into which such Company Membership Interests shall have been converted in the Initial Merger.

1.7 Plan of Reorganization. It is intended by the parties hereto that the Mergers, taken together, shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

1.8 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, the officers and directors of the Company and Merger Subs will use their commercially reasonable efforts to take all such lawful and necessary action.

1.9 Company Convertible Notes. Upon the occurrence of the Closing, each convertible promissory note issued by the Company and outstanding at the Initial Effective Time (a “Company Convertible Note”) shall, in accordance with its terms, become convertible into shares of Parent Common Stock, at a conversion price of not less than $10.00 per share of Parent Common Stock. The Company shall, prior to the Initial Effective Time, take all actions necessary or desirable in connection with the treatment of Company Convertible Notes contemplated by this Section 1.9.

1.10 Payment of Expenses.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all third party fees and expenses incurred by the Company or the Company Members in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including the: (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the transactions contemplated hereby and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the with the transactions contemplated hereby (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Parent shall cause the Final Surviving Company to pay by wire transfer of immediately available funds the Outstanding Company Expenses.

(b) At least three (3) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all third party fees and expenses incurred by Parent and Merger Subs in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including the: (i) fees and disbursements of outside counsel to Parent and Merger Subs incurred in connection with the transactions contemplated hereby, (ii) fees and expenses of Parent and Merger Subs for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed in connection with the with the transactions contemplated hereby, including any PIPE Investment, (iii) the aggregate amount of Parent Borrowings, if any, and (iv) without duplication, any other amounts described in clauses (ii) and (iii) of Section 5.13 (all of the foregoing, collectively, the “Outstanding Parent Expenses”). On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Parent Expenses.

1.11 Support Agreements. Concurrently with the execution of this Agreement, the Company Members identified on Schedule 1.11 attached hereto (the “Supporting Members”) have entered into support agreements with Parent (the “Member Support Agreements”), pursuant to which each of the Supporting Members has agreed to, among other things, vote all Company Membership Interests beneficially owned by such Supporting Member in favor of the Merger (which vote may be done by executing a written consent as provided for in Section 5.20 hereof). Concurrently with the execution of this Agreement, Northern Star II Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and each officer and director of Parent has entered into support agreements with the Company (the “Sponsor Support Agreement”), pursuant to which the Sponsor and such other parties agree to, among things, vote all Parent Common Stock beneficially owned by them to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby.

1.12 Private Financing. On or prior to the date hereof, Parent has delivered to the Company true, complete and correct copies of executed subscription agreements or securities purchase agreements from the investors party thereto, together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, and any related agreements (collectively, the “PIPE Documents”) pursuant to which such investors have committed to purchase securities of Parent for an aggregate purchase price of at least $450.0 million in a private placement or other financing to be consummated simultaneously with the Closing at a price per share of Parent Common Stock of $10.00 (the “PIPE Investment”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 delivered by the Company to Parent and Merger Subs in connection with this Agreement (the “Company Schedule”), the Company hereby represents and warrants to Parent and Merger Subs as follows:

2.1 Organization and Qualification.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of formation and operating agreement (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed as of the date of this Agreement is listed in Schedule 2.1(b).

2.2 Subsidiaries.

(a) As of the date of this Agreement, the Company has no direct or indirect subsidiaries other than those listed in Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of its Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any Subsidiary is a party or by which it is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, membership interests, partnership interests or similar ownership interests of any Subsidiary or obligating the Company or any Subsidiary to grant, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.3 Capitalization.

(a) Other than the Company Membership Interests, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all Company Members and the Company Membership Interests owned by each Company Member as of the date of this Agreement. The Company Membership Interests are uncertificated.

(b) Except with respect to the Company Convertible Notes, as of the date of this Agreement, no Company Membership Interests are reserved for issuance upon the exercise of outstanding convertible notes, warrants or other rights to purchase Company Membership Interests.

(c) Except as set forth in Schedule 2.3(c) and Section 2.3(a) hereof or with respect to the Company Convertible Notes, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as set forth in Schedule 2.3(d) or as contemplated by this Agreement or the PIPE Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

(e) Except as provided for in this Agreement or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Except as set forth in Schedule 2.3(e), none of the securities of the Company contain any anti-dilution rights, other than adjustments for stock (or membership unit) splits, reverse stock (or membership unit) splits, stock (or membership unit) combinations, stock (or membership unit) dividends and similar transactions affecting the stockholders as whole.

(f) There are no outstanding stock options or warrants of the Company as of the date of this Agreement. All outstanding Company Membership Interests have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Charter Documents. Except with respect to the Company Convertible Notes, neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other indebtedness obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the members of the Company (or stockholders of any applicable Subsidiary) on any matter.

(g) No outstanding Company Membership Interests are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

2.4 Authority Relative to this Agreement. The Company has all necessary limited liability company power and authority to: (i) execute, deliver and perform this Agreement and each Ancillary Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement and each Ancillary Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including the Merger) have been, or will be, duly and validly authorized by all necessary limited liability company action on the part of the Company (including the approval by its board of managers and, prior to the Closing, any approval of its members as required by the Delaware Laws and its Charter Documents), and no other proceedings on the part of the Company are necessary to authorize this Agreement or such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement has been, or will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto or thereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement or any Ancillary Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement by the Company do not, and the performance of this Agreement or any such Ancillary Agreement by the Company shall not, assuming all necessary consents, approvals, authorizations, permits, filings or notifications as set forth in Section 2.5(b) below have been obtained, made or expired or been terminated, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Laws, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement or any Ancillary Agreement by the Company does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act or state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5(b), (iv) for filing of the Certificates of Merger, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Parent.

2.6 Compliance. Except as set forth in Schedule 2.6(a), during the past two (2) years and as of the date of this Agreement, (a) the Company and each of its Subsidiaries has complied with all Laws with respect to the conduct of its business, or the ownership or operation of its business, and (b) the businesses and activities of the Company and of each of its Subsidiaries have not been and are not being conducted in material violation of any

Laws, except, in the case of each of clause (a) and (b), for such failures of compliance or violations that, individually or in the aggregate, would not be material and adverse to the Company and its Subsidiaries, taken as a whole, or after the Closing, to Parent and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6(b), within the past two (2) years, no written notice of material non-compliance with any Laws has been received by the Company or any of its Subsidiaries.

2.7 Financial Statements.

(a) The Company has made available to Parent true and complete copies of the (i) unaudited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2020, 2019 and 2018 (the “Unaudited Company Annual Financial Statements”) and (ii) audited financial statements (including any related notes thereto) of each of Apex Clearing Corporation and Electronic Transaction Clearing, Inc. for the fiscal years ended December 31, 2019 and 2018 (the “Audited B/D Financial Statements”) and the unaudited consolidated financial statements (including any related notes thereto) of Apex Clearing Corporation and Electronic Transaction Clearing, Inc. for the nine-month periods ended September 30, 2020 and 2019 (the “Unaudited B/D Financial Statements,” and together with the Audited B/D Financial Statements, and the Unaudited Company Annual Financial Statements, the “Financial Statements”).

(b) The Financial Statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and present fairly, in all material respects, the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated, except application of Public Company Accounting Oversight Board standards and, in the case of the Unaudited Financial Statements, subject to normal audit adjustments and the absence of footnotes.

(c) The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as otherwise noted in the Financial Statements, the accounts and notes receivable of the Company and its Subsidiaries reflected in the Financial Statements: (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, subject to reserves for bad debts in the Financial Statements, (ii) to the Company’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not, in any material respect, subject to any valid set-off or counterclaim to which the Company has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any material actions or proceedings brought by or on behalf of the Company as of the date hereof.

(f) Schedule 2.7(f) sets forth all CARES Act stimulus funds programs in which the Company or a Subsidiary are participating and the amount of funds received and/or requested by the Company or such Subsidiary for each such program (together with any additional CARES Act stimulus funds hereafter received by the Company or any of its Subsidiaries, the “Stimulus Funds”). The Company has maintained accounting records associated with the Stimulus Funds in material compliance with applicable Laws and related guidance available as of the date hereof.

2.8 No Undisclosed Liabilities. The Company (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a consolidated balance sheet or in the related notes to the Financial Statements, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Financial Statements or in the notes to the most recent Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s and its Subsidiaries’ business since the date of the most recent Financial Statement, (iii) liabilities disclosed in Schedule 2.8, (iv) expenses of the Company incurred in connection with the transactions contemplated hereby, and (v) liabilities which would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole.

2.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth on Schedule 2.9, since the date of the most recent Financial Statement to the date of this Agreement, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s membership interests, or any purchase, redemption or other acquisition by the Company of any of the Company’s membership interests or any other securities of the Company or any options, warrants, calls or rights to acquire any such interests or other securities, (iii) any split, combination or reclassification of any of the Company’s membership interests, (iv) any granting by the Company or any of its Subsidiaries of any material increase in compensation or fringe benefits, except for normal increases of cash (deferred or otherwise) compensation in the ordinary course of business, pursuant to any Plan or under a Law, or any material payment by the Company or any of its Subsidiaries of any material bonus, except for bonuses made in the ordinary course of business, pursuant to any Plan or under a Law, or any granting by the Company or any of its Subsidiaries of any material increase in severance or termination pay, except for severance payments made in the ordinary course of business, pursuant to any Plan or under a Law, or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which would be materially altered upon the occurrence of the transaction contemplated hereby, (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement or amendment to an agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business, (vi) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company or any of its Subsidiaries, or (viii) any material revaluation by the Company or any of its Subsidiaries of any of its material assets, including, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries, other than in the ordinary course of business.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, as of the date of this Agreement, there are no claims, suits, actions, or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as disclosed in Schedule 2.10 hereto, as of the date of this Agreement, and other than examinations conducted in the ordinary course of a Governmental Entity’s generally applicable supervisory jurisdiction, no material investigations or other material inquiries have been initiated or are pending or, to the Company’s knowledge, are threatened in writing against the Company or any of its Subsidiaries or their respective properties or assets by any Governmental Entity. Except as disclosed in Schedule 2.10, as of the date of this Agreement, there is no outstanding settlement, consent or other binding order or decree, judgment, award or similar obligation imposed by a Governmental Entity specifically upon the Company or a Subsidiary, nor are any properties or assets of the Company or any of its Subsidiaries bound by or subject to any such settlement, consent or other binding order or decree, injunction, judgment, award or similar obligation. Except as disclosed in Schedule 2.10, as of the date of this Agreement, all fines, sanctions, fees, expenses, cease and desist orders, bars, and other non-monetary judgment or equitable relief imposed upon or consented to by the Company or any Subsidiary in connection with any final adjudication or settlement of a claim, suit, action, or proceeding have been fully and finally paid, discharged, or complied with, as applicable.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all material Plans. “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any other material employee compensation, incentive, fringe or employee benefit plan, program, policy or other arrangement

(whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or its Subsidiaries, in each case, with respect to which the Company or its Subsidiaries has liability, other than (i) standard employment agreements that can be terminated at any time without severance or termination pay of more than $100,000 individually and upon notice of not more than 60 days or such longer period as may be required by Laws, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Entity or required to be maintained pursuant to a Law or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining liabilities. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all Plans have been maintained and administered in all material respects in compliance with their respective terms and with the Laws which are applicable to such Plans, and all material contributions required to be made with respect to the Plans as of the date hereof have been made or, if not yet due, are reflected in the financial statements and records of the Company and its Subsidiaries to the extent required by U.S. GAAP. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan and (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan.

(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in any amount paid or payable being classified as an “excess parachute payment” under Section 280G of the Code.

(c) With respect to each Plan, the Company has made available to Parent, where applicable, (i) a true and complete copy of the current Plan documents and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material nonroutine correspondence from any Governmental Entity with respect to any Plan within the past three (3) years. Except as set forth in Schedule 2.11(c), the Company has no express written commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(d) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA. “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code. No Plan is, and the Company does not have or reasonably expect to have any liability or obligation under, a multiple employer plan subject to Section 413(c) of the Code or a multiple employer welfare arrangement under Section 3(40) of ERISA.

(e) None of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (or similar state Law) or other than as provided through the end of the month in which a termination of employment occurs..

(f) Each Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has (i) received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to the Company’s knowledge, no fact or event has occurred since the date of such determination or opinion or advisory letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there have been no acts or omissions by the Company or any Subsidiary that have given or could reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Chapter 43 of the Code for which the Company may be liable.

(h) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each ERISA Affiliate have each complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(i) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H of the Code or any other provision of the PPACA.

(j) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

2.12 Labor Matters.

(a) Except as set forth on Schedule 2.12, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there are no pending grievance or similar proceedings involving the Company or its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and (ii) there are no continuing obligations of the Company or its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b) To the knowledge of the Company, as of the date hereof, none of the officers of the Company or its Subsidiaries presently intends to terminate his or her employment with the Company. The Company and its Subsidiaries are in compliance in all material respects and, to the knowledge of the Company, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company (or one of its Subsidiaries) and such individuals.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are in compliance with all Laws applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto, (ii) except as disclosed in Schedule 2.12(c), all amounts that the Company or any of its Subsidiaries is legally or contractually required either (x) to deduct from its employee’s salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employee’s salaries and benefits and to pay to any Governmental Entity as required by applicable Laws have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment, and (iii) there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13 Restrictions on Business Activities.

(a) Except as disclosed in Schedule 2.13(a) hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as disclosed in Schedule 2.13(b) hereto, neither the Company nor any Subsidiary (i) is subject to any cease-and-desist or other executive order, decree, injunction or similar order or enforcement action issued by any Governmental Entity, (ii) is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity, (iii) is subject to any order or directive by, or has been ordered to pay any civil monetary penalty by, any Governmental Entity, (iv) since the Lookback Date, has been the recipient of any supervisory letter from any Governmental Entity, or (v) since the Lookback Date, has adopted any policies, procedures, or board resolutions at the request or suggestion of, any Governmental Entity, in each case, that currently restricts in any material respect the conduct of its business.

2.14 Title to Property.

(a) Neither the Company nor any Subsidiary owns any real property. As of the date of this Agreement, there are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire any material interest in real property.

(b) All leases of material real property held by the Company and its Subsidiaries, and all material personal and other property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the balance sheet included in the most recent Financial Statements, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the most recent Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list, as of the date of this Agreement, of all leases of material real property and Personal Property held by the Company or its Subsidiaries. The Company and its Subsidiaries have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b) hereto, none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries.

(c) All material leases pursuant to which the Company and/or one of its Subsidiaries leases from other Persons (besides the Company or a Subsidiary thereof) material real property or Personal Property are, assuming the due authorization, execution and delivery thereof by the other parties thereto, valid and effective in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party, except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Personal Property has been maintained in the ordinary course of business, is, in all material respects, in good operating condition, normal wear and tear excepted, and is suitable for the purposes for which such Personal Property is currently used.

2.15 Taxes.

(a) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company and its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the date hereof, except such Returns that are not material to the Company and its Subsidiaries. All such Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes shown to be due and payable on such Returns.

(ii) All material Taxes that the Company and its Subsidiaries are required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(iii) The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Laws with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) No material adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(vi) Neither the Company nor any of its Subsidiaries has any material liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business or any liability for unpaid Taxes incurred in connection with the transactions contemplated by this Agreement.

(vii) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto, and except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries are and at all times since the Lookback Date have been in compliance in all material respects with applicable Environmental Laws (as defined below); (ii) none of the Company or its Subsidiaries or, to the knowledge of the Company, any third party has caused any properties currently leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances (as defined below) in violation of applicable Environmental Law; (iii) to the Company’s knowledge, the properties formerly leased or operated by the Company or its Subsidiaries were not contaminated with Hazardous Substances during the period of leasing or operation by the Company or its Subsidiaries; (iv) as of the date hereof, none of the Company or its Subsidiaries has received written notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the date hereof, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in material violation of or have material liability under any Environmental Law; and (vi) none of the Company or its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party, in either case, relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

(b) Schedule 2.16(b) sets forth all “Phase I” or “Phase II” environmental site assessment (or equivalent) reports with respect to properties owned, leased or operated by the Company and/or its Subsidiaries as of the date hereof that are known to, and in the possession or reasonable control of, the Company. All such written reports have been made available to Parent.

2.17 Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18 Intellectual Property.

(a) Schedule 2.18 hereto contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and its Subsidiaries, as of the date of this Agreement: (i) Company Registered Intellectual Property (showing in each, as applicable, the filing date, date of issuance, and registration or application number, and registrar), (ii) all contracts or agreements to use any material Company Licensed Intellectual Property, including for Software or Business Systems of any other Person (other than (1) unmodified, commercially available, “off-the-shelf” Software (including open source licenses) with a replacement cost and aggregate annual license and maintenance or service fees of less than $100,000, (2) standard employee agreements and standard consulting agreements containing background licenses, and (3) non-exclusive licenses granted to the Company or any of its Subsidiaries in the ordinary course with a replacement cost and aggregate annual license and maintenance or service fees of less than $250,000 (each of the agreements in clauses (1)-(3), the “Standard Inbound IP Agreements”)); and (iii) any Software or Business Systems constituting Company Intellectual Property that are either (A) incorporated into or used in connection with the Company Products or (B) otherwise material to the business of the Company and its Subsidiaries as currently conducted as of the date hereof. To the knowledge of the Company, the Company Intellectual Property together with the Company Licensed Intellectual Property constitutes all Intellectual Property rights used in, or necessary for, in all material respects, the operation of the business of the Company and its Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) To the knowledge of the Company, the Company and its Subsidiaries own or have enforceable rights to use all Intellectual Property required for the conduct of their business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any Subsidiary thereof, or which would reasonably be expected to negatively affect the validity or enforceability of such Company Intellectual Property, which in any such case would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as disclosed in Schedule 2.18 hereto, the Company and its Subsidiaries own and have good and exclusive title to each material item of Company Intellectual Property free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by them in the ordinary course of business), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, (i) within the past three (3) years, the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s or any Subsidiary’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, (ii) the Company Intellectual Property has not within the past (3) years and does not infringe or misappropriate the Intellectual Property of any third party, (iii) neither the Company nor any of its Subsidiaries has within the past three (3) years received any claims or threats in writing from third parties alleging any such infringement, misappropriation or unfair competition or trade practices and (iv) no third party has within the past three (3) years materially infringed or misappropriated any Company Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable actions to ensure that the Company Intellectual Property and the operation of the business of the Company and its Subsidiaries do not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any applicable jurisdiction where the Company or its Subsidiaries have operations.

(e) The Company and its Subsidiaries have taken and take reasonable actions to maintain, protect and enforce the Company Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other confidential information. The Company and its Subsidiaries have not disclosed any trade secrets or other material confidential information that relates to the Company Products or is otherwise material to the business of the Company and its Subsidiaries, taken as a whole, to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such confidential information.

(f) All past and present employees and independent contractors of, and consultants to, the Company and its Subsidiaries, or their respective Affiliates, who have contributed to, developed or conceived any material Company Intellectual Property have executed valid and enforceable written agreements with the Company or one of its Subsidiaries, or one of their respective Affiliates, pursuant to which such Persons assigned to the Company or one of its Subsidiaries, or any such Affiliate, all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or its applicable Subsidiary, or the applicable Affiliate, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property (and any such Affiliates have executed valid and enforceable written agreements with the Company or one of its Subsidiaries pursuant to which such Affiliates have assigned to the Company or one of its Subsidiaries such Affiliates’ entire right, title and interest in and to any such Company Intellectual Property).

(g) Neither the Company nor and of its Subsidiaries nor, to the knowledge of the Company, any other Person is in material breach or in material default of any agreement specified in Schedule 2.18.

(h) To the knowledge of the Company, there are no current unresolved material defects, technical concerns or problems in any of the Company Products which are not of the type that are capable of being remediated in the ordinary course of business.

(i) With respect to Business Systems which do not constitute Company Products (the “IT Systems”), the Company or one of its Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all such IT Systems, and such IT Systems are sufficient for the current needs of the business of the Company and its Subsidiaries. The Company and its Subsidiaries, collectively, maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the knowledge of the Company, during the past three (3) years and as of the date of this Agreement, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(j) The Company and its Subsidiaries currently comply and for the last three (3) years have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy policies of the Company or one of its Subsidiaries concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company and its Subsidiaries purport to adhere, and (iv) all contractual commitments that the Company and its Subsidiaries have entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and its Subsidiaries has implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The Company’s and its Subsidiaries’ employees and contractors with access to or control over Personal Information or Business Data receive reasonable training on information security issues. During the past three (3) years and as of the date of this Agreement, neither the Company nor any of its Subsidiaries has (x) to the knowledge of the Company, experienced any material data security breaches, unauthorized access or use of any of the Business Systems, or any material unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data, which would require notification to a Governmental Entity or any customer or other individual; or (y) been subject to or received written notice of any audits, proceedings or investigations from any Governmental Entity or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

(k) The Company or one of its Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company Intellectual Property, free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and its Subsidiaries receive and use such Business Data prior to the Closing Date. Neither the Company nor any of its Subsidiaries is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the transactions contemplated hereunder, that would prohibit Merger Sub or Parent from receiving Business Data following the Closing Date on substantially the same terms and conditions as applied to the Business Data immediately prior to the Closing Date, subject in all respects to any requested deletion or opt-out requests submitted to the Company or any of its Subsidiaries by any users that occur between the date hereof and the Closing Date in accordance with Data Security Requirements.

(l) Neither the Company nor any of its Subsidiaries is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any such Subsidiary to grant or offer to any other Person any license or right to any Company Intellectual Property.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) in effect on the date of this Agreement, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including notes for borrowed money payable to the Company or any of its Subsidiaries), excluding any Plan other than an Employment Agreement, and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) providing for expected payments (present or future) to the Company or any of its Subsidiaries in excess of $5,000,000 annually in the aggregate or (B) under or in respect of which the Company or any of its Subsidiaries presently is expected to make an expenditure in excess of $2,000,000 annually (other than any Employment Agreement), and (y) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof by the Company or any Subsidiary to any Insider, other than in connection with the advancement of expenses to employees in the ordinary course of business;

(ii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof by an Insider to the Company or any Subsidiary, other than in connection with the payment of Company expenses (subject to reimbursement) in the ordinary course of business;

(iii) any guaranty, direct or indirect, by the Company or a Subsidiary of any obligation of a third party (other than the Company or any Subsidiary) for borrowings, or otherwise, in excess of $3,000,000, excluding endorsements made for collection in the ordinary course of business;

(iv) any Employment Agreement (excluding customary form offer letters entered into in the ordinary course of business) with an employee of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $350,000;

(v) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any Subsidiary;

(vi) any obligation to register any Company Membership Interests or other securities of the Company with the SEC or any similar Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company or any Subsidiary of real property or Personal Property where the annual lease payments are greater than $1,000,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(x) any Company Contract not terminable in connection with the Closing to which any Insider, or any entity owned or controlled by an Insider, is a party (other than (A) Company Contracts with Affiliates of an Insider that are on arms’ length terms and (B) employment agreements with employees of the Company and its Subsidiaries);

(xi) any Company Contract involving use of any Company Licensed Intellectual Property required to be listed in Schedule 2.18(a)(ii);

(xii) any Company Contract which involves the license or grant of rights to Company Intellectual Property by the Company or any of its Subsidiaries (other than nonexclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business or under ordinary course correspondent agreements of any such Subsidiaries);

(xiii) any Company Contract under which the Company has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored nation” basis or is otherwise subject to restrictions materially limiting the Company’s ability to conduct business anywhere in the world; and

(xiv) any agreement for the development of Company Intellectual Property for the benefit of the Company or any Subsidiary of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s or any such Subsidiary’s standard form of such agreement).

(b) As of the date of this Agreement, each Material Company Contract is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts have been heretofore made available to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19, neither the Company nor any Subsidiary party thereto nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given to the Company or any Subsidiary any written notice of any claim of any such breach, default or event, in each case, which breach, default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

2.20 Insurance. Schedule 2.20 sets forth the Company’s and its Subsidiaries’ material Insurance Policies (in each case, excluding Plans and policies maintained in connection with Plans) as of the date of this Agreement. As of the date of this Agreement, the Insurance Policies maintained by or on behalf of the Company and its Subsidiaries are in full force and effect. The coverages provided by such Insurance Policies are compliant in amount and scope with any requirements of Material Company Contracts.

2.21 Governmental Actions/Filings. Except as set forth in Schedule 2.21(a), the Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (including, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their businesses (as presently conducted) or used or held for use by the Company and its Subsidiaries, except for any of the foregoing that if not granted, held or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Schedule 2.21(a) or as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, or, after the Closing, Parent and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all of their obligations with respect to such Governmental Actions/Filings. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

2.22 Interested Party Transactions. Except as set forth in Schedule 2.22 hereto, no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, and (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand.

2.23 Regulatory Matters. Except as set forth in Schedule 2.23 hereto:

(a) Since the Lookback Date, each of B/D Subsidiaries has been duly registered as a broker-dealer with the SEC and each state and other jurisdiction in which it is required to be so registered. Each B/D Subsidiary is, and since the Lookback Date has been, a member in good standing of FINRA. Except as would not be material to the B/D Subsidiaries in the aggregate, the officers and employees of, and any other person associated with, each B/D Subsidiary who are required to be licensed or registered for the activities conducted by them on behalf of each B/D Subsidiary are or have been, since the Lookback Date, duly licensed or registered in each state or jurisdiction in which and with each Governmental Entity with whom such licensing or registration is so required. Except as disclosed in any Form BD filed by a B/D Subsidiary, no B/D Subsidiary nor, to the knowledge of the Company, any of its “associated persons” (as defined in Section 3(a)(18) of the Exchange Act) is (i) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” of a broker-dealer, (ii) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, or (iii) subject to any disciplinary proceedings required to be disclosed on such Person’s Form BD or Form U-4 or U-5 which are not so disclosed, other than any such failure as is not material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) Since the Lookback Date, each FCM Subsidiary is duly registered with the NFA. Each FCM Subsidiary is, and since the Lookback Date has been, a member in good standing of the NFA. Each individual whose functions require him or her to be licensed as an “associated person” (as defined in CFTC Rule 1.3) of, and registered with, a FCM Subsidiary, is registered with the NFA, and such registrations are not suspended, revoked or rescinded and remain in full force and effect, in each case, other than as would not be material to the applicable FCM Subsidiary. None of the FCM Subsidiaries, any of their Affiliates, or any of their “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (i) ineligible to serve as an “associated person” or “principal” of a Futures Commission Merchant, (ii) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (iii) subject to any material disciplinary proceedings or orders that would be required to be disclosed on Form 7-R and which are not disclosed, or (iv) subject to a disqualification that would be a basis for censure, limitation on the activities, functions, or operations of, or suspension or revocation of the registration of such Person as a Futures Commission Merchant or “associated person” or “principal” under Section 8a(4) of the CEA, and there is no Proceeding pending or, to the Company’s Knowledge, threatened in writing by any Governmental Entity that would reasonably be expected to result in the foregoing.

(c) Each B/D Subsidiary and each FCM Subsidiary is in compliance with all material registration, qualification, customer protection, financial reporting, recordkeeping, risk management, supervision, testing and audit, and other requirements of FINRA, each national securities exchange of which it is a member, the NFA, the SEC and the CFTC, as applicable, other than any such failures as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. Each B/D Subsidiary is and, since the Lookback Date, has been in compliance in all material respects with the net capital and minimum capital rules applicable to it, including Rule 15c3-1 under the Exchange Act and Regulation 1.17 of the CFTC.

(d) Since the Lookback Date, each Form BD, Form U-4 and U-5, FOCUS Report, and annual report filed by each B/D Subsidiary required to file such reports or forms, as of the date of filing with FINRA or the SEC, as applicable, complied in all material respects with applicable requirements of the Laws enforced or promulgated by the Governmental Entity with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, each B/D Subsidiary or any “control affiliate” of each B/D Subsidiary, as defined in Form BD, is not required as of the date of this Agreement to respond in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of the B/D Subsidiary.

(e) Since the Lookback Date, each FCM Subsidiary has filed a current Form 7-R with the NFA, and such forms, as of the date of filing with the NFA, complied in all material respects with applicable requirements of the CEA, the rules thereunder, and the rules of any Self-Regulatory Organization, as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Each B/D Subsidiary, as applicable, has, in all material respects, designed and maintains written policies and procedures reasonably designed to comply with the Exchange Act and the rules of the SEC, FINRA, and each self-regulatory organization of which it is a member, including those required by (i) applicable FINRA rules, including FINRA Rule 3110, 3120 and 3130, (ii) applicable Anti-Money Laundering Laws, and (iii) applicable privacy laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties. All such policies comply in all material respects with applicable Laws and, since the Lookback Date, the Company and each Subsidiary have complied in all material respects with such policies and procedures.

(g) No Governmental Entity has, since January 1, 2019, formally initiated any administrative proceeding or investigation (other than ordinary course examinations) into a B/D Subsidiary or FCM Subsidiary and no B/D Subsidiary or FCM Subsidiary has received a written “wells notice,” other written indication of the commencement of a proceeding (as defined in Form BD) from the SEC, FINRA the CFTC, the NFA or any other Governmental Entity, or other written notice (excluding any examination letters, cautionary letters or other ordinary course notices from a Governmental Entity) alleging any material noncompliance with any applicable Law governing the operations of the B/D Subsidiary of the FCM Subsidiary, as applicable. The Company has no knowledge of any unresolved material violation or material exception raised by any Governmental Entity with respect to any B/D Subsidiary or FCM Subsidiary, other than any such violation or exceptions that would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole. No B/D Subsidiary or FCM Subsidiary is currently subject to, or has received any written notice of, an examination, inspection, investigation or inquiry by a Governmental Entity, and no formal examination or inspection has been started or completed for which no examination report is available.

(h) None of the Company or any of its Subsidiaries is, or since the Lookback Date, has been, (i) a bank, trust company, swap dealer, security-based swap dealer, municipal advisor, real estate broker, insurance company or insurance broker within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, swap dealer, security-based swap dealer, municipal advisor, real estate broker, insurance company or insurance broker under any applicable Law, or (iii) subject to any liability material to the Company and its Subsidiaries, as a whole, by reason of any failure to be so registered, licensed or qualified. Since the Lookback Date, none of the Company or any of its Subsidiaries has received written notice of, and there is no pending, or threatened in writing, proceeding concerning any material failure to obtain any bank, introducing broker (in accordance with CFTC rules), futures commission merchant, real estate broker, insurance company or insurance broker registration, license or qualification.

2.24 Anti-Corruption Matters. Except as set forth in Schedule 2.24:

(a) Since the Lookback Date, neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any of its Affiliates or Person acting on behalf of them has engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or any Economic Sanctions Laws or Export Control Laws that would be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) The Company and each Subsidiary has in place commercially reasonable procedures designed to detect or prevent violation of any Anti-Corruption Laws or Economic Sanctions Laws by their Affiliates and “associated persons” (as defined in Section 3(a)(18) of the Exchange Act or CFTC Rule 1.3, as applicable).

(c) Since the Lookback Date, to the Company’s knowledge, (i) neither the Company, any Subsidiary, nor any of its or their Affiliates, “associated persons” (as defined in Section 3(a)(18) of the Exchange Act or CFTC Rule 1.3, as applicable), or any other Person acting on its or their behalf, is or has been the subject of any investigation, inquiry, litigation, or administrative or enforcement proceedings by any Governmental Entity or any Customer regarding any offense or alleged offense under any Anti-Corruption Laws or Economic Sanctions Laws and (ii) no such investigation, inquiry, litigation, or proceedings have been threatened or are pending.

(d) The Company has no knowledge of any facts or circumstances that exist that would cause the Company or any of its Subsidiaries: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the Anti-Money Laundering Laws (“Unlawful Gains”); (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any material respect of the Anti-Money Laundering Laws. The board of directors, board of managers, or similar supervisory body of each Subsidiary that qualifies as a “financial institution” has adopted, and each Subsidiary that qualifies as a “financial institution” has implemented, an anti-money laundering program that contains customer identification verification procedures that comply in all material respects with the Anti-Money Laundering Laws and has kept and filed all reports in accordance with all applicable Anti-Money Laundering Laws in all material respects.

2.25 Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Special Meeting or at the Initial Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no warranty or representation is made by the Company or any of its Subsidiaries with respect to any projections, forecasts or estimates included in such materials.

2.26 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article II (as modified by the Company Schedules), neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to the Company, its Affiliates, or any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, neither the Company nor any other Person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to Parent, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective representatives or any other Person, and any such representations or warranties are expressly disclaimed. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent or Merger Subs or any of their respective representatives, except as expressly set forth in Article III (as modified by the Parent Schedule) or in any Parent SEC Report.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 delivered by Parent and Merger Subs to the Company in connection with this Agreement (the “Parent Schedule”), each of Parent and each Merger Sub represents and warrants to the Company as follows:

3.1 Organization and Qualification.

(a) Each of Parent and each Merger Sub is a corporation or limited liability company duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and each Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Subs. Complete and correct copies of the Charter Documents of each of Parent and each Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company.

(b) Each of Parent and each Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Subs. Each jurisdiction in which Parent or each Merger Sub is so qualified or licensed as of the date of this Agreement is listed in Schedule 3.1(b).

3.2 Subsidiaries. Parent has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities other than Merger Subs, and each Merger Sub has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. Parent owns all of the outstanding equity securities of each Merger Sub, free and clear of all Liens. Except for Parent’s ownership of Merger Subs, neither Parent nor Merger Subs owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person. Each Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 125,000,000 shares of Parent Common Stock, 25,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Founder Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock” and together with the Parent Common Stock and Founder Common Stock, the “Parent Stock”), of which 40,000,000 shares of Parent Common Stock, 10,000,000 shares of Founder Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Each share of Founder Common Stock will convert into one share of Parent Common Stock at the Closing.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”) and there are no outstanding Parent Convertible Securities. All shares of Parent Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts.

(c) Except as set forth in the PIPE Documents or Schedule 3.3(c) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or either Merger Sub is a party or by which it is bound obligating Parent or either Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or Merger Subs or obligating Parent or either Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Neither Parent nor either Merger Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent or Merger Subs on any matter.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the PIPE Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent or either Merger Sub is a party or by which Parent or either Merger Sub is bound with respect to any equity security of any class of the Parent Stock or any equity securities of Merger Subs.

(e) Except as provided for in this Agreement or the PIPE Documents or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Parent or either Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of the Parent or Merger Subs accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) No outstanding shares of Parent Stock or equity securities of either Merger Sub are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Parent or either Merger Sub.

(g) The shares of Parent Common Stock to be issued by Parent in connection with the Initial Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable, free and clear of all Liens.

(h) Parent owns all of the outstanding equity securities of each Merger Sub, free and clear of all Liens. Parent owns no equity securities of any Person other than the Merger Subs.

3.4 Authority Relative to this Agreement. Each of Parent and each Merger Sub has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement and each Ancillary Agreement that Parent and each Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and each Merger Sub’s obligations hereunder and thereunder and, subject to approval by its stockholders, to consummate the transactions contemplated hereby and thereby (including the Mergers). The execution and delivery of this Agreement and each Ancillary Agreement that Parent and each Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement by Parent and each Merger Sub and the consummation by Parent and each Merger Sub of the transactions contemplated hereby and thereby (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of Parent and each Merger Sub (including the approval by their respective boards of directors or managers, as applicable), and no other corporate proceedings on the part of Parent or either Merger Sub are necessary to authorize this Agreement or each such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby, other than the Parent Stockholder Approval. This Agreement and each Ancillary Agreement that Parent and each Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement has been, or will be, duly and validly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and each Merger Sub, enforceable against Parent and each Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each Ancillary Agreement that Parent and each Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement by each of Parent and each Merger Sub does not, and the performance of this Agreement and each such Ancillary Agreement by Parent and each Merger Sub shall not, assuming all necessary consents, approvals, authorizations, permits, filings or notifications as set forth in Section 3.5(b) below have been obtained, made or expired or been terminated: (i) conflict with or violate Parent’s or either Merger Sub’s Charter Documents, (ii) conflict with or violate any Laws, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or either Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or either Merger Sub (other than Permitted Liens) pursuant to, any Parent Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change in control” or similar provision of any Parent Contracts, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement or any Ancillary Agreement by Parent and each Merger Sub (as applicable) do not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or other third party (including, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company and its Subsidiaries makes such qualification necessary, (iv) for filing of the Certificates of Merger, (v) for the approval of the Parent Stockholders in accordance with Section 5.1, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.6 Compliance. During the past two (2) years and as of the date of this Agreement, each of Parent and each Merger Sub has complied with all, and is not in violation of any, Laws with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. During the past two (2) years and as of the date of this Agreement, the businesses and activities of Parent and Merger Subs have not been and are not being conducted in violation of any Laws, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor either Merger Sub is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 3.6, within the past two (2) years, no written notice of non-compliance with any Laws has been received by Parent or Merger Subs (and Parent has no knowledge of any such notice delivered to any other Person).

3.7 Parent SEC Reports and Financial Statements.

(a) Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and Merger Subs as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports.

(b) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c) Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) To the knowledge of Parent, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f) Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and Merger Subs reflected in the Parent Financial Statements: (i) to Parent’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (ii) are not, in any material respect, subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iii) are not the subject of any material actions or proceedings brought by or on behalf of Parent or Merger Subs as of the date hereof.

3.8 No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto, neither Parent nor either Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent or Merger Subs, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, and (ii) such liabilities arising in the ordinary course of Parent’s or either Merger Sub’s business since the date of the most recent Parent Financial Statement, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and Merger Subs, taken as a whole.

3.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent Parent Financial Statement to the date of this Agreement, there has not been: (i) any Material Adverse Effect on Parent or either Merger Sub, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) any material change by Parent or either Merger Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vi) any change in the auditors of Parent, or (vii) any material revaluation by Parent or either Merger Sub of any of its assets, including, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent or either Merger Sub.

3.10 Litigation. There are no, and have never been any, claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened in writing against any of Parent or Merger Subs, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans. Except as set forth in Schedule 3.11, Parent and Merger Subs have never employed any employees, retained any contractors, or provided payment for any services to any service providers. Parent and Merger Subs have never and do not currently maintain, sponsor, or contribute to or have any direct or material liability under any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any other material employee compensation, incentive, fringe or employee benefit plan, program, policy or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent or Merger Subs (a “Parent Plan”). Except as set forth in Schedule 3.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of Parent or Merger Subs, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. No amount paid or payable (whether in cash, in property, or in the form of benefits) as a result of the delivery, performance, or execution of this Agreement or in connection with the transactions contemplated hereby (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

3.12 Labor Matters. Neither Parent nor either Merger Sub has any employees as of the date of this Agreement. Neither Parent nor either Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or Merger Subs and neither Parent nor either Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

3.13 Business Activities. Since its organization, neither Parent nor either Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Each Merger Sub was created for the purpose of facilitating the Mergers and has not conducted any prior business activities, other than any such activities incidental to consummating the Mergers. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon Parent or Merger Subs or to which Parent or Merger Subs is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Subs, any acquisition of property by Parent or Merger Subs, or the conduct of business by Parent or Merger Subs.

3.14 Title to Property. Neither Parent nor either Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent or either Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Intellectual Property. Neither Parent nor either Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property.

3.16 Taxes. Except as set forth in Schedule 3.16 hereto:

(a) Each of Parent and each Merger Sub has timely filed all Returns required to be filed by Parent and Merger Subs with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct, and complete in all material respects. Each of Parent and each Merger Sub has paid all material Taxes shown to be due and payable on such Returns.

(b) All material Taxes that Parent and each Merger Sub are required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) Neither Parent nor either Merger Sub has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent or either Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent and Merger Subs have complied in all material respects with all Laws with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Return of Parent or Merger Subs by any Tax authority is presently in progress, nor has Parent or Merger Subs been notified in writing of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by Parent or Merger Subs has been proposed in writing, formally or informally, by any Tax authority to Parent or Merger Subs or any representative thereof.

(f) Neither Parent nor either Merger Sub has any material liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the Parent Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Neither Parent nor either Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.17 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of Parent and Merger Subs, taken as a whole: (i) Parent and Merger Subs have complied in all material respects with applicable Environmental Laws; (ii) none of Parent or either Merger Sub or, to the knowledge of Parent, any third party, has caused any properties currently owned, leased or operated by Parent and Merger Subs to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by Parent and Merger Subs were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by Parent or Merger Subs; (iv) as of the date hereof, neither Parent nor either Merger Sub has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the date hereof, neither Parent nor either Merger Sub has received any written notice, demand, letter, claim, or request for information alleging that Parent or Merger Subs may be in material violation of or have material liability under any Environmental Law; and (vii) neither Parent nor either Merger Sub is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

3.18 Brokers. Except as set forth in Schedule 3.18, neither Parent nor either Merger Sub has incurred, and neither will incur, and neither has entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Final Surviving Company or any of its direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or either Merger Sub is a party or by or to which any of the properties or assets of Parent or Merger Subs may be bound, subject or affected, which may not be cancelled without penalty or liability by Parent or Merger Subs on 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract is in full force and effect, and, to the knowledge of Parent, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore made available to the Company or Company counsel.

(c) None of Parent or either Merger Sub nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and, to the knowledge of Parent, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each Parent Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, neither Parent nor Merger Subs maintains any Insurance Policy.

3.21 Interested Party Transactions. (a) No employee, officer, director, or stockholder of Parent or Merger Subs or a member of his or her immediate family is indebted to Parent or Merger Subs nor is Parent or either Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent or Merger Subs; and (b) to Parent’s knowledge, no employee, officer, director, or stockholder or any member of his or her immediate family is, directly or indirectly, interested in any material contract with Parent or Merger Subs (other than such contracts as relate to the acquisition of such stockholder’s ownership of capital stock or other securities of Parent).

3.22 Parent Listing. The Parent Common Stock and Parent Warrants are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are listed for trading on the New York Stock Exchange (the “NYSE”). There is no, and there has never been any, action or proceeding pending or, to the Company’s knowledge, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock on the NYSE. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or the Parent Warrants under the Exchange Act.

3.23 Board Approval. The board of directors or managers, as applicable, of each of Parent and each Merger Sub has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of Parent and Merger Subs, (ii) determined that the Mergers are in the best interests of the equityholders of Parent and Merger Subs, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in trust).

3.24 Trust Fund. As of the date hereof and immediately prior to the Closing, Parent has and will have no less than $400,000,000 invested in United States Government securities or money market funds meeting the conditions under Rule 2a-7(d) promulgated under the Investment Company Act of 1940, as amended, in a trust account administered by Continental Stock Transfer & Trust Company (“Continental”, and such trust account, the “Trust Fund”), less such amounts, if any, as (i) Parent is required to pay to Redeeming Stockholders and (ii) Parent has paid under Section 1.11(b) out of the Trust Fund). Prior to the Closing, none of the funds held in the Trust Fund may be released except in accordance with that certain Investment Management Trust Agreement, dated as of January 25, 2021 (the “Trust Agreement”), by and between Parent and Continental, Parent’s Charter Documents and the Final Prospectus. The Trust Agreement is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto, enforceable against Parent and, to the knowledge of Parent, each such other party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity), and is in full force and effect. Parent has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust

Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims or proceedings pending with respect to the Trust Fund. Since January 25, 2021 through the date hereof, Parent has not released any money from the Trust Fund (other than interest income earned on the principal held in the Trust Fund as permitted by the Trust Agreement). As of the Initial Effective Time, upon approval of the Stockholder Matters, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Charter Documents shall terminate, and as of the Initial Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Charter Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Initial Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Fund except to the extent such Parent Stockholder is a Redeeming Stockholder. Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor either Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Fund will not be satisfied or that funds available in the Trust Fund will not be available to Parent and Merger Subs on the Closing Date. Neither Parent nor Merger Subs has any legally binding agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any indebtedness other than Parent Borrowings in connection with the transactions contemplated herein.

3.25 PIPE Documents. The PIPE Documents are legal, valid and binding obligations of Parent and, to the knowledge of Parent, each other party thereto, enforceable against Parent and, to the knowledge of Parent, each such other party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity), and are in full force and effect. No event or circumstance has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of Parent or, to the knowledge of Parent, any of the other parties thereto under any of the PIPE Documents, and Parent and Merger Subs have no reason to believe that Parent will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by Parent contained in any of the PIPE Documents. None of the PIPE Documents have been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (and no such amendment or modification is contemplated), and Parent and Merger Subs have no reason to believe that any portion of the PIPE Investment contemplated by any of the PIPE Documents will not be available as of the Closing. There are no conditions precedent or other contingencies related to the funding of the full amounts of the PIPE Investment, other than as set forth in the PIPE Documents. There are no agreements, side letters, contracts or arrangements to which Parent or Merger Subs or any of their Affiliates is a party relating to the PIPE Documents or the PIPE Investment that have not been entirely superseded by the PIPE Documents. Parent has made available to the Company true, correct and complete copies of the executed PIPE Documents.

3.26 No Additional Representations and Warranties; Independent Investigation. Except as otherwise expressly provided in this Article III (as modified by the Parent Schedule), neither Parent, Merger Subs, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to Parent, Merger Subs, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective representatives by, or on behalf of, Parent or Merger Subs, and any such representations or warranties are expressly disclaimed. Each of Parent and each Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Subsidiary and the transactions contemplated herein, which investigation, review and analysis were conducted by Parent and Merger Subs together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent, Merger Subs and their representatives have been provided with full and complete access to the representatives, properties, offices, plants and other facilities, books and records of the Company and any Subsidiary and other information that they have requested in connection with their investigation of the Company and its Subsidiary and the transactions contemplated herein. Neither Parent nor either Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Subsidiary or any of their respective representatives, except as expressly set forth in Article II (as modified by the Company Schedule).

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business by the Company, Parent and Merger Subs. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, the Company’s Subsidiaries, Parent and Merger Subs shall, except (i) to the extent that Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Subs) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as required by any applicable Law (including as may be compelled by any Governmental Entity) or contract, (iii) to the extent in a good faith response to a COVID-19 Measure, (iv) as set forth in Schedule 4.1 of the Company Schedule or the Parent Schedule (“Schedule 4.1”) or (v) as contemplated by this Agreement or any Ancillary Agreement, use commercially reasonable efforts to carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except as expressly contemplated by Schedule 4.1) and use its commercially reasonable efforts to (A) preserve substantially intact its present business organization, (B) keep available the services of its present key officers and employees and (C) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, (i) without the prior written consent of Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Subs) (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) except as required by any applicable Law (including as may be compelled by any Governmental Entity) or contract, (iii) except to the extent in a good faith response to a COVID-19 Measure, (iv) except as set forth in Schedule 4.1, or (v) except as contemplated by this Agreement or any Ancillary Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company (on its behalf and on behalf of its Subsidiaries), Parent and Merger Subs shall not do any of the following:

(a) Waive any capital stock or other equity repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any material severance or termination pay to (i) any officer or (ii) any employee with an annual salary in excess of $350,000, except pursuant to applicable law, written agreements outstanding, or Plans or policies existing on the date hereof and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee or officer in the ordinary course of business;

(c) Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interests (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interests;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock, membership interests or other equity securities or ownership interests of the Company or Parent, as applicable, except, in the case of the Company, pursuant to the terms of a Plan in accordance with the applicable terms as of the date hereof;

(f) Issue, deliver, sell, authorize, pledge, amend, exchange, settle or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(g) Amend its Charter Documents in any material respect or, in the case of Parent, amend any agreement or contract with the Sponsor;

(h) acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of Parent or the Company and its Subsidiaries, taken as a whole, as applicable; provided, however, that nothing in this paragraph (h) shall prohibit any acquisition, as a result of which, financial statements of the acquired, merged or consolidated entity shall not be required to be included in the Proxy Statement/Prospectus, so long as such acquisition and any related transactions are not otherwise prohibited under this Section 4.1 and the Company survives any such acquisition, merger or consolidation;

(i) Enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict in any material respect such party’s ability to compete or to offer or sell any products or services to other Persons;

(j) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) nonexclusive licenses or sales in the ordinary course of business, (B) the incurrence of Permitted Liens, (C) pursuant to existing Company Contracts made available to Parent, and (D) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such party (measured with all of its Subsidiaries, taken as a whole);

(k) Except incurrences of indebtedness (A) under the Company’s or its Subsidiaries’ existing credit facilities (and, in the case of the Company and its Subsidiaries, extensions of credit in the ordinary course with employees and among the Company and its Subsidiaries), (B) to support customer trading and settlement activity in the ordinary course of business, (C) in connection with additional issuances of Company Convertible Notes in accordance with their terms, or (D) as set forth on Schedule 4.1(k), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company and its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(l) Except as otherwise required by applicable Law or pursuant to an existing Plan, policy or Company Contract of the Company or its Subsidiaries, (i) adopt or materially amend any Plan (including any Plan that provides for severance), other than in the ordinary course of business, or enter into any employment contract providing for severance in excess of $350,000 or a guaranteed period of employment, or enter into any collective bargaining agreement, (ii) pay special transaction bonuses or special transaction remuneration to directors or employees of the Company or any of its Subsidiaries other than consistent with Schedule 4.1(l), or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, other than in the ordinary course of business;

(m) (i) Except as set forth on Schedule 4.1(m), pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business, provided that the consideration given is solely monetary and no officer, director, or employee of the Company, Subsidiary, or Parent is a party adverse to the Company, Subsidiary, or Parent, as applicable, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business) or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(n) Except in the ordinary course of business, modify in a manner materially adverse to the Company, Parent or Merger Subs, as applicable, or terminate (other than in accordance with its terms) any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o) Except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(p) Except in the ordinary course of business, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $2,500,000 in any 12-month period;

(q) Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such Party, settle or compromise any material income tax liability outside the ordinary course of business or change any material method of accounting for Tax purposes or prepare or file any Return in a manner outside the ordinary course of business;

(r) Form or establish any Subsidiary except in the ordinary course of business;

(s) Permit, in the case of the Company, the Company, any Subsidiary of Company or the administrator of any Plan or, in the case of Parent or Merger Subs, Parent, Merger Subs or any of their respective Subsidiaries or the administrator of any Parent Plan, Merger Subs or any of their respective Subsidiaries, to exercise any of its discretionary rights under any Plan or Parent Plan, as applicable, to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plan;

(t) Make aggregate capital expenditures (excluding expenditures identified on Schedule 4.1(t)) materially in excess of $5,000,000;

(u) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business, and (ii) such transactions, distributions or advancements solely among the Company and its Subsidiaries (including between one Subsidiary and another Subsidiary) or (iii) loans or equity contributions by an Affiliate of the Company to the Company or any Subsidiary thereof to fund ordinary course of business operations of the Company and its Subsidiaries; or

(v) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(a) through (u) above.

Nothing in this Section 4.1 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of its Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

4.2 Confidentiality; Access to Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Confidentiality Agreement, dated as of January 28, 2021 (the “Confidentiality Agreement”), by and between the Company and Parent, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2(b) hereof.

(b) Access to Information.

(i) Except (A) as prohibited by applicable Laws and (B) for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would violate applicable Laws or obligations of confidentiality to which the Company is subject, the Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; provided, further that any such access shall be subject to and limited to the extent the Company reasonably determines in good faith, in light of COVID-19 (taking into account any COVID-19 Measures), that such access would be reasonably likely to jeopardize the health and safety of any employee of the Company or any of its Subsidiaries. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by Parent in any investigation pursuant to this Section 4.2(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(ii) Except (A) as required by applicable Laws and (B) for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would violate applicable Laws or obligations of confidentiality to which Parent is subject, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and personnel of Parent and Merger Subs during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent and Merger Subs, as the Company may reasonably request; provided, that any such access shall be subject to and limited to the extent that Parent reasonably determines in good faith, in light of COVID-19 (taking into account any COVID-19 Measures), that such access would be reasonably likely to jeopardize the health and safety of any employee of Parent or Merger Subs. The Parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 4.2(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

4.3 No Solicitation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, other than as contemplated by this Agreement or the PIPE Investments or with the express written consent of the other Parties, (a) the Company will not, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests in the Company (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries or transfers by Company Members to their Affiliates otherwise permitted by the Company Charter Documents) and/or a material portion of the assets of the Company (other than immaterial assets, assets sold in the ordinary course of business or as set forth on Schedule 4.3 of the Company Schedule (“Schedule 4.3”)) or similar transaction involving the Company and (b) each of Parent and each Merger Sub will not, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (i) the Company will, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore (other than Parent and its designees) with respect to any alternative merger, sale of ownership interests in the Company (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries or transfers by Company Members to their Affiliates otherwise permitted by the Company Charter Documents) and/or a material portion of the assets of the Company (other than immaterial assets, assets sold in the ordinary course of business or as set forth on Schedule 4.3) or similar transaction involving the Company and (ii) each of Parent and each Merger Sub will, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore (other than the Company and its designees) with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. The Company will promptly (and in any event within two (2) Business Days of receipt) notify Parent if it receives, or if any of its or its controlled Affiliates, employees, agents, officers, directors or representatives receives, any proposal, offer or submission with respect to a competing transaction after the date of this Agreement. Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a competing transaction for as long as that agreement remains in effect. The Parties agree that the rights and remedies for noncompliance with this Section 4.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy for such injury.

4.4 Certain Financial Information. The Company shall (a) engage an auditing firm that has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company and each of its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder (such firm, the “PCAOB Auditor”) and (b) deliver consolidated audited financial statements of the Company to Parent as of and for the years ended December 31, 2020 and 2019, together with an opinion of the PCAOB Auditor and all notes thereto (“Updated Financial Statements”). The Updated Financial Statements shall comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act as required for inclusion of the Updated Financial Statements into the Form S-4. The Updated Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance, with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. In addition, within twenty-five (25) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month including a balance sheet, statement of operations, statement of cash flows, and statement of shareholders’ equity, that are certified as correct and complete by the Company’s Chief Executive Officer and Chief Financial Officer, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated therein or in the notes thereto), and fairly presenting in all material respects the financial position of the Company as of the date thereof and the results of operations and cash flows for the period indicated, except that such financial statements need not contain notes and may be subject to normal adjustments that are not expected to be material to the Company.

4.5 Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable efforts to cause its auditors (subject to any required access or confidentiality agreement or arrangement) to (a) continue to provide Parent and its advisors reasonable access to all of the financial information used in the preparation of Company Financial Statements and the financial information furnished pursuant to Section 4.4 hereof and (b) reasonably cooperate with any reviews performed by Parent or its advisors of any such Company Financial Statements or such information.

4.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable but in any event prior to the Outside Date, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedules 2.5 and 3.5, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, (1) nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock and (2) in no event shall Parent, Merger Subs, the Company or its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Mergers.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as is necessary for its preparation (including the Updated Financial Statements), (i) Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Proxy Statement/Prospectus to be used for the purpose of soliciting proxies from holders of Parent Common Stock (the “Parent Stockholders”) to vote in favor of (A) the adoption of this Agreement and the approval of the Mergers (the “Merger Proposal”), (B) the election to the board of directors of Parent of the individuals identified on Schedule 5.2 of the Parent Schedule for the class of director set forth opposite the name of each such individual (the “Director Proposal”); (C) the approval of certain changes to Parent’s Charter Documents, to be effective from and after the Closing, including the change of the name of Parent to a name to be mutually agreed by the parties hereto, an increase in the number of authorized shares of Parent Common Stock to a number to be mutually agreed by the parties hereto (which shall not be less than 1,000,000,000) and other mutually agreed upon changes to Parent’s capitalization structure and amendments to Article Sixth so that the existence of Parent shall be perpetual and to remove all SPAC-related provisions that will no longer be applicable to Parent following the Closing and such other amendments proposed by the Company that are reasonably acceptable to Parent (the “Charter Amendments Proposals”), (D) the approval and adoption of the Parent Plan, (E) approval of the issuance of more than 20% of the issued and outstanding shares of the Parent Common Stock pursuant to this Agreement and the PIPE Investment, (F) the adjournment of the stockholder meeting to a later date or dates if it is determined by Parent and the Company that additional time is necessary to consummate the transactions contemplated hereby for any reason, and (G) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Merger Proposal, Director Proposal, Charter Amendments Proposals and Plan Proposal, the “Stockholder Matters”) at a meeting of Parent Stockholders to be called and held for such purpose (the “Special Meeting”), and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included. Without the prior written consent of the Company, the Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent Stockholders at the Special Meeting. The Parent Plan shall provide that 10% of the total number of shares of Parent Common Stock to be issued and outstanding after the Closing (or such other number of shares as Parent and the Company may otherwise agree following the date hereof) shall be reserved for issuance pursuant to the Parent Plan, plus an “evergreen” feature as to be mutually agreed upon between the Company and Parent. The Company shall furnish to Parent all information concerning the Company as is necessary in connection with the preparation of the Proxy Statement/Prospectus and shall otherwise assist and cooperate with Parent as reasonably requested by Parent. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing (which approval may be by e-mail) the preliminary Proxy Statement/Prospectus prior to its filing with the SEC and any other amendments or documents filed with the SEC, and Parent shall not file any documents with the SEC referencing, relating to or containing any Company information without the prior written consent (including by e-mail) of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall use its commercially reasonable efforts to (w) cause the Form S-4, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, (y) cause the Form S-4 to be declared effective as promptly as practicable and (z) keep the Form S-4 effective as long as is necessary to consummate the Mergers. Parent shall also take all actions required to satisfy the requirements of the Securities Act and the Exchange Act. The Company and Parent shall each pay fifty percent (50%) of (1) the filing fees associated with the Form S-4, (2) all compensation, fees and expenses due and payable to ICR, LLC under that certain Consulting Agreement, dated as of February 5, 2021, by and between ICR, LLC and the Company, and (3) all compensation, fees and expenses due and payable to Gasthalter & Co. LP under that certain letter agreement, dated as of February 5, 2021, by and between Gasthalter & Co. LP and the Company.

(b) As soon as reasonably practicable following the approval of the Proxy Statement/Prospectus and the declaration of the effectiveness of the Form S-4 by the SEC (the “SEC Approval Date”) (and in any event, within seven Business Days after the SEC Approval Date), Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, on a date no later than forty-five (45) days following the SEC Approval Date, and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Mergers and the other matters presented to the Parent Stockholders for approval or adoption at the Special Meeting, including, the Stockholder Matters. Notwithstanding the foregoing provisions of this Section 5.1(b), Parent shall make one or more successive postponements or adjournments of the Special Meeting, in each case, to the extent required (i) to ensure that any supplement or amendment is made to the Proxy Statement/Prospectus that Parent, after reasonable consultation with the Company, has determined in good faith is required to satisfy the conditions of Section 5.1(c) below or any other applicable Law or (ii) if on a date for which the Special Meeting is scheduled, Parent, after reasonable consultation with the Company, reasonably determines in good faith that any of the Stockholder Matters will not be approved at the Special Meeting or the Mergers cannot be consummated for any reason; provided, that Parent continues to satisfy its obligations under Section 5.1(d) below and Parent shall reconvene such Special Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved.

(c) Parent shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent represents and warrants that the Proxy Statement/Prospectus shall not, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company in writing for inclusion in the Proxy Statement/Prospectus). No filing of, or amendment or supplement to the Proxy Statement/Prospectus will be made without the approval of Parent and the Company (such approval not to be unreasonably withheld, conditioned or delayed), and Parent shall promptly transmit any such amendment or supplement to the Parent Stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus.

(d) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Mergers and the other matters referred to in Section 5.1(a), and shall otherwise use reasonable best efforts to obtain approval of the matters referred to in Section 5.1(a). Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw, propose to withdraw, or modify in a manner adverse to the Company, the Parent board of director’s recommendation that the Parent Stockholders vote in favor of the adoption of any of the Stockholder Matters.

5.2 Directors and Officers of Parent and the Company After Mergers.

(a) Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of Parent and all officers of Parent resign effective as of the Closing unless such member or officer is listed as a director on Schedule 5.2 of the Parent Schedule (“Schedule 5.2”), (b) the number of directors constituting the board of directors of Parent shall be such number as is specified on Schedule 5.2 and (c) the persons listed as officers and directors in Schedule 5.2 are elected to the positions of officers and directors of Parent and the Final Surviving Company, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the Party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Person serving in the capacity of Chairman of Parent immediately prior to the Closing.

(b) Until the earlier of (i) the second (2nd) anniversary of the Closing Date and (ii) the date on which the Sponsor ceases to beneficially own at least fifty (50%) of the number of shares of Parent Common Stock beneficially owned by the Sponsor as of immediately after the Closing, or such later date as Parent and an Observer (as defined below) shall mutually agree, Parent shall invite the individual listed as an observer on Schedule 5.2 (“Observer”) to attend all meetings of the board of directors of Parent in a nonvoting observer capacity and, in this respect, shall give such Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided pursuant to a confidentiality agreement in form and substance reasonably acceptable to Parent and the Observer.

5.3 HSR Act; FINRA.

(a) If required pursuant to the HSR Act, as promptly as practicable but in no event later than fifteen (15) Business Days after the date of this Agreement, Parent and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities and (iii) shall each request early termination of any waiting period under the HSR Act. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Entity concerning the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each Party agrees to provide, to the extent permitted by the applicable Governmental Entity, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone or videoconference, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity without the written consent of the other Party. The Company and Parent shall split the fees associated with the filings required under the HSR Act.

(b) The Company agrees to cause its applicable Subsidiaries to file (and Parent agrees to, as applicable, cause its respective Affiliates, including any Subsidiary, to cooperate with such filings) all filings and requests required to be filed by it with FINRA or any of its Affiliates in connection with the transactions contemplated hereby, including the change of control continuing membership application pursuant to FINRA Rule 1017(a)(4), (b) and (c) (the “Form CMA”), within 10 Business Days after the date hereof. Each Party agrees to promptly supply any additional information requested by FINRA. The Company shall promptly notify Parent in writing and promptly provide to Parent a copy of any written response or other correspondences received from FINRA.

5.4 Public Announcements.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Parent Signing Form 8-K”), the form and substance of which shall be approved in writing (including by e-mail) in advance by the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”), the form and substance of which has been mutually agreed by Parent and the Company. Thereafter, prior to the Closing (or the earlier termination of this Agreement in accordance with Article VII), Parent and the Company shall use its respective commercially reasonable efforts to consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to this Agreement or the transactions contemplated hereby, and, except as required by any applicable Law, shall not issue any such press release or other public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and otherwise complying with Section 5.5.

(c) At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a press release announcing the consummation of the Mergers hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within the time period required by the instructions to Form 8-K and any other applicable rules and regulations), Parent shall file the Closing Form 8-K with the SEC.

5.5 Required Information.

(a) In connection with the preparation of the Parent Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K, the Closing Press Release or any other statement, filing, notice, or application (other than pursuant to the HSR Act, for which Section 5.3(a) applies, or applicable FINRA rules and regulations, for which Section 5.3(b) applies) made by or on behalf of Parent or the Company to any Governmental Entity or other third party in connection with the Mergers and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company and Parent shall, upon request by the other, use commercially reasonable efforts (subject to applicable law and contractual restrictions) to furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document. Each Party warrants and represents to the other Party that all such information provided by it shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by Parent or the Company, the other Party shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any SEC comments on any Reviewable Document and shall otherwise use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be declared effective by the SEC, in each case, as promptly as practicable and keep the Form S-4 effective as long as is necessary to consummate the Mergers.

(c) Any language included in a Reviewable Document that reflects the comments or express approval without comment of the reviewing Party shall be deemed to have been approved by the reviewing party and may henceforth be used by other Party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing Party.

(d) Prior to the Closing Date, the Company and Parent shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to the Governmental Entity, and (ii) after the receipt by it of any written or oral comments of the Governmental Entity on, or of any written or oral request by the Governmental Entity for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the Governmental Entity with respect to any of the foregoing filings or submissions. Parent and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the Governmental Entity. All correspondence and communications to the Governmental Entity made by Parent or the Company with respect to the transactions contemplated by this Agreement or any Ancillary Agreement shall, to extent permitted by applicable Law, be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

5.6 No Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of Parent prior to the Initial Effective Time without the consent of Parent. The Company shall use its commercially reasonable efforts to require each of its Affiliates that it controls to comply with the foregoing requirement.

5.7 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that it has read Parent’s final prospectus dated January 25, 2021 (“Final Prospectus”) and understands that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (b) to Parent after, or concurrently with, the consummation of a business combination. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason, but notwithstanding anything set forth herein will not limit the rights of the Company or the Company Members at or following the Closing.

5.8 Disclosure of Certain Matters. Each of Parent and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in Article VI will not be satisfied.

5.9 Securities Listing. Parent shall use its reasonable best efforts to continue the listing for trading of the Parent Common Stock and the Parent Warrants on the NYSE. Parent shall prepare and submit to NYSE a listing application in connection with the Mergers and covering the shares of Parent Common Stock issuable in the Initial Merger and PIPE Investment and shall use reasonable best efforts to obtain approval for the listing of such shares, and the Company shall cooperate reasonably with Parent with respect to the foregoing.

5.10 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current and former directors, managers and officers of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”) under applicable Laws or as provided in the Charter Documents of the Company and its Subsidiaries or in any indemnification agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms, and Parent shall indemnify and hold harmless each D&O Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and their Charter Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, for a period of six (6) years after the Closing Date, Parent shall and shall cause each of the Final Surviving Company and its Subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions of each of the Company’s and its Subsidiaries’ Charter Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Company and its Subsidiaries with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall, and shall cause each of the Final Surviving Company and its Subsidiaries to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any legal proceedings pending or asserted or any claim made within such period shall continue until the disposition of such legal proceeding or resolution of such claim. From and after the Closing Date, Parent shall and shall cause each of the Final Surviving Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.10 without limit as to time.

(b) At and as of the Closing, Parent will enter into an indemnification agreement with each of the directors serving on its board of directors and each of its executive officers as of immediately prior to the Closing (each, a “Parent D&O Indemnified Party”), in form and substance reasonably satisfactory to the Company and Parent, which shall indemnify and hold harmless such directors against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, to the fullest extent that Parent would have been permitted under applicable Law and its Charter Documents to indemnify such Persons in their capacities as directors of Parent.

(c) If Parent or, after the Closing, the Final Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Final Surviving Company assume the obligations set forth in this Section 5.10.

(d) The rights of each D&O Indemnified Party and Parent D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Charter Documents of Parent or the Final Surviving Company or its Subsidiaries, any other indemnification arrangement, any requirement under applicable Law or otherwise.

(e) The provisions of this Section 5.10 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director, manager or officer of the Company or its Subsidiaries for all periods ending on or before the Closing Date and may not be changed without the consent of a majority of those Persons serving on Parent’s board of directors after the Closing Date who served on the Company’s board of managers immediately prior to the Closing.

5.11 Insider Loans. The Company shall cause each executive officer of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company; and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated.

5.12 Parent Borrowings. Through the Closing, Parent shall, with the consent of the Company (the Company’s consent not to be unreasonably withheld, conditioned, or delayed), be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable in cash at Closing (the “Parent Borrowings”).

5.13 Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed as contemplated by this Agreement and the Trust Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents (such stockholders, “Redeeming Stockholders”), (ii) for income Tax or other Tax obligations of Parent prior to Closing, and (iii) (A) as repayment of Parent Borrowings, if any, (B) to the underwriters in Parent’s initial public offering for payment of deferred underwriting commissions and (C) for Outstanding Parent Expenses and Outstanding Company Expenses.

5.14 Board of Directors. Prior to the Closing Date, Parent and the Company shall take all action necessary so that immediately after the Initial Effective Time, the board of directors of Parent shall be comprised of the individuals identified on Schedule 5.2 of the Company Schedule for the class of director set forth opposite the name of each such individual.

5.15 Lock-Up Agreement. Prior to the Closing Date, the Company will cause the Company Members identified on Schedule 5.15 of the Company Schedule to agree not to transfer the shares of Parent Common Stock to be received hereunder as Per Share Merger Consideration for a period of the earliest of (a) twelve (12) months from the Closing, (b) the date following the Closing on which the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange such stockholders’ shares of Parent Common Stock for (or having their shares of Parent Common Stock converted into) cash, securities or other property (or the rights to receive any of the foregoing), other than any holding company reorganization or a transaction that is intended solely to effect a redomestication, and (c) the date on which the reported closing sale price of the Parent Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for twenty (20) trading days in any thirty (30)-trading day period commencing at least one hundred fifty (150) days following the consummation of the Mergers, subject to certain exceptions, which provisions will be set forth in the lock-up agreement in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement”). At any time after the Closing Date, Parent shall engage, if approved by the board of directors of Parent, in an organized secondary offering of Parent Common Stock held by Persons entitled to registration rights pursuant to the Registration Rights Agreement and as otherwise approved by the board of directors of Parent, conducted by an investment bank, whose actual retention and whose proposed transaction will, if prior to the twelve (12) month anniversary of the Closing, require approval of the Continuing Director. The certificates evidencing shares of Parent Common Stock issued hereunder, if any, shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such lock-up provisions described in this Section 5.15. Prior to the Closing Date, the holders of Founder Common Stock (or any securities issued upon conversion thereof or exchanged therefor), all of which holders are identified on Schedule 5.15 of the Parent Schedule, will amend the lock-up provisions applicable to such Founder Common Stock (or any securities issued upon exercise thereof or exchanged therefor) so that such lock-up provisions are consistent with the Lock-Up Agreement, and such amendment shall be executed and delivered by such holders prior to the Initial Effective Time.

5.16 Registration Rights Agreement. Prior to the Closing Date, Parent and the Company shall enter into a registration rights agreement in form and substance reasonably acceptable to Parent and the Company (the “Registration Rights Agreement”) pursuant to which the Company Members and certain other parties thereto will be granted certain registration rights relating to the aggregate Per Share Merger Consideration to be received by them herein. Parent shall use commercially reasonable efforts to terminate the Registration Rights Agreement, dated as of January 25, 2021, by and among Parent and the Parent Stockholders party thereto (as amended, the “Parent Registration Rights Agreement”), prior to the Closing and shall offer the Parent Stockholders who are party to the Parent Registration Rights Agreement prior to the Closing the opportunity to enter into the Registration Rights Agreement in connection with the consummation of the transactions contemplated hereby.

5.17 Intended Tax Treatment; Tax Opinions.

(a) On or after the date hereof, none of the Parties shall take (or cause their Affiliates or subsidiaries to take) any action, or fail (or cause their Affiliates or subsidiaries to fail) to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The Parties will report the Mergers on all Returns in a manner consistent with such Intended Tax Treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Return for the taxable year of the Mergers, and no Party will take a position inconsistent with such treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Laws).

(b) Each Party shall promptly notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax Treatment).

(c) In the event that either Parent or the Company seeks a tax opinion from its respective tax advisor regarding the tax treatment of the Mergers, or the SEC requests or requires a tax opinion, each Party shall use commercially reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

5.18 Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan, the proposed form and terms of which shall be prepared and delivered by the Company and which shall be reasonably acceptable to Parent.

5.19 PIPE Investment. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the PIPE Investment on the terms set forth in the PIPE Documents, including using Parent’s commercially reasonable efforts to (i) maintain in full force and effect the PIPE Documents in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Investment set forth in the PIPE Documents that are applicable to Parent or any of its Subsidiaries and within the control of Parent or any of its Subsidiaries, and to consummate the PIPE Investment at or prior to the Closing, including using its commercially reasonable efforts to cause the investor parties thereto to fund the PIPE Investment at the Closing, (iii) comply on a timely basis with Parent’s obligations under the PIPE Documents and (iv) enforce its rights under the PIPE Documents, including (at the request of the Company and only if Parent and its Subsidiaries have sufficient funds) by filing one or more lawsuits against the investor parties thereto to fully enforce the investors’ obligations (and the rights of Parent) thereunder or assigning the rights of Parent to bring such lawsuits to the Company so as to enable the Company to file such lawsuits against the investors on behalf of Parent. Parent shall promptly provide the Company with copies of all documents relating to the PIPE Investment and shall give the Company prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Documents, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Documents, (C) any actual or threatened termination or repudiation of any of the PIPE Documents by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Documents or (E) the occurrence of an event or development that Parent reasonably expects to have a material and adverse impact on the ability of Parent to obtain all or any portion of the PIPE Investment. Without the prior written consent of the Company, Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any of the PIPE Documents (including, any amendment, modification or waiver that (v) adversely affects the availability of all or any portion of the PIPE Investment, (w) adversely affects the termination provisions of, or would result in the termination of, any of the PIPE Documents, (x) reduces the aggregate amount of the PIPE Investment, (y) imposes additional conditions precedent to the availability of the PIPE Investment or amends or modifies any of the existing conditions to the funding of the PIPE Investment or (z) adversely impacts the ability of Parent to enforce its rights against the investors under any of the PIPE Documents), or release or consent to the termination of the obligations of the investors under any of the PIPE Documents.

5.20 Company Member Approval. The Company shall, as promptly as practicable after the SEC Approval Date, give notice in accordance with the DLLCA and the Company’s Charter Documents to all of its members calling for a special meeting of such members to consider and vote upon this Agreement and the Mergers and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Member Meeting”). The Company shall timely send copies of the Proxy Statement/Prospectus and all other relevant information and documentation to its members in connection with the Company Member Meeting. The Company and its board of managers shall cause the Company Member Meeting to take place in accordance with the foregoing and in compliance with the DLLCA and the Company’s Charter Documents and use commercially reasonable efforts to secure the Company Member Approval at the Company Member Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Member Approval, without a need for calling a Company Member Meeting, by obtaining the written consent of holders of Company Membership Interests representing the Company Member Approval that is executed and delivered by such holders after the SEC Approval Date and the Proxy Statement/Prospectus is delivered to such holders; provided, that, in the event that the Company elects to obtain the Company Member Approval pursuant to such written consent, consents with respect to this Agreement, the Mergers and the other transactions contemplated hereby will be solicited from all holders of Company Membership Interests. The Company shall use its reasonable best efforts to cause the Company Members (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their Company Membership Interests in favor of, and adopt, the Mergers and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Mergers and (ii) to execute and deliver all related documentation and take such other action in support of the Mergers as shall reasonably be requested by the Company in connection with the Mergers.

5.21 Crypto Option. Prior to the Closing Date, the Company shall exercise the Crypto Option and the Company, PEAK6 and Parent shall use, and shall cause their respective Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Crypto Option Agreement. Without limiting the generality of the foregoing, the Company and PEAK6 shall use, and shall cause their respective Affiliates to use, their reasonable best efforts to obtain the Required Consents (as defined in the Crypto Option Agreement) and satisfy all other conditions to closing the transactions contemplated by the Crypto Option Agreement as promptly as practicable. The Company and PEAK6 shall consummate the transactions contemplated by the Crypto Option Agreement promptly after the conditions to closing thereof are satisfied or, to the extent permitted by applicable law and in accordance with the immediately following sentence, waived. The Company and PEAK6 shall maintain in full force and effect the Crypto Option Agreement on the terms in effect as of the date hereof, and shall amend, supplement, terminate or otherwise modify, or waive any provision thereof, only with the consent of (and shall agree to waive any condition (other than a required regulatory approval) to closing at the reasonable direction of), prior to the Closing Date, Parent and, after the Closing and for as long as any such Person is serving on Parent’s board of directors, a majority of those Persons serving on Parent’s board of directors after the Closing Date who served on Parent’s board of directors immediately prior to the Closing Date.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Mergers shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) Parent Stockholder Matters. The Stockholder Matters shall have been duly approved and adopted by the affirmative vote of the Parent Stockholders required under Parent’s Charter Documents and the DGCL.

(b) Parent Net Tangible Assets. Parent shall have, either immediately prior to or upon the Closing, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the exercise by holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired, and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers, substantially on the terms contemplated by this Agreement, or affecting materially and adversely the right of the Final Surviving Company to own, operate or control a material portion of the material assets and operations of the Company and its Subsidiaries, taken as a whole, following the Mergers.

(d) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect materially and adversely the right of the Final Surviving Company to own, operate or control a material portion of the material assets and operations of the Company and its Subsidiaries, taken as a whole, following the Mergers.

(e) FINRA Approval. Either (i) approval by FINRA of Form CMA shall have been obtained, which approval shall be in full force and effect, or (ii) (A) thirty (30) calendar days shall have passed since FINRA accepted the Form CMA as substantially complete, (B) the Company has (or its applicable Subsidiaries have) notified FINRA that the Parties intend to consummate the Closing pursuant to FINRA Rule 1017(c)(1) prior to FINRA approval, and (C) during the period from the filing of the Form CMA to the Closing, either (1) FINRA shall not have advised in writing that the Parties are prohibited from consummating the Closing without FINRA approval in accordance with FINRA Rule 1017(c)(1) (a “Transaction Hold”), or (2) if FINRA has imposed a Transaction Hold, it has thereafter withdrawn it.

(f) Proxy Statement. The Proxy Statement/Prospectus (including the Form S-4) shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Proxy Statement/Prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(g) Company Member Approval. The Company Member Approval shall have been obtained.

(h) Merger Shares. The Parent Common Stock comprising the aggregate Per Share Merger Consideration to be issued pursuant to this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof and public holder requirements.

(i) PIPE Investment. Prior to or concurrently with the Closing, proceeds from the consummation of the PIPE Investment in an aggregate amount not less than $300 million shall have been received by Parent.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Mergers shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent and each Merger Sub (i) contained in Sections 3.1, 3.2, 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(g), 3.3(h), 3.4 and 3.5(a)(i) shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Subs or their Affiliates and (ii) contained in the other Sections of Article III shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect with respect to Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and Merger Subs shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date in all material respects, and the Parent Closing Certificate shall include a provision to such effect.

(c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement which is continuing as of the Closing, and the Parent Closing Certificate shall include a provision to such effect.

(d) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered and shall be in full force and effect.

(e) Governing Documents. The certificate of incorporation of Parent, in a form reasonably acceptable to Parent and the Company, shall have been filed with the Secretary of State of the State of Delaware and Parent shall have adopted bylaws in a form reasonably acceptable to Parent and the Company.

(f) Resignations. Other than the persons listed in Schedule 6.2(f) of the Company Schedule, all persons shall have resigned from all of their positions and offices with Parent and Merger Subs.

(g) Parent Registration Rights Agreement. The Parent Registration Rights Agreement shall have been terminated.

(h) Amendment to Lock-Up Provisions. An amendment to the existing lock-up provisions making such lock-up provisions consistent with the Lock-Up Agreement pursuant to Section 5.15 shall have been executed and delivered by the holders identified in Schedule 5.15 of the Parent Schedule and shall be in full force and effect.

6.3 Additional Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company and the Stockholders (i) contained in Sections 2.1, 2.2, 2.3(a), 2.3(b), 2.3(c), 2.3(d), 2.3(e), 2.4 and 2.5(a)(i) shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Subs or their Affiliates and (ii) contained in the other Sections of Article II shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and its Subsidiaries shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date in all material respects, and the Company Closing Certificate shall include a provision to such effect.

(c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement which is continuing as of the Closing, and the Company Closing Certificate shall include a provision to such effect.

(d) Updated Financial Statements. The Updated Financial Statements shall have been delivered by the Company to Parent as and if required in accordance with Section 4.4.

(e) Lock-Up Agreement. The Lock-Up Agreement shall have been executed and delivered by the Company Members identified in Schedule 5.15 of the Company Schedule and shall be in full force and effect.

(f) FIRPTA Tax Certificates. At Closing, the Company shall deliver to Parent a properly executed certification dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Parent to deliver such certification to the IRS on behalf of the Company after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Mergers shall not have been consummated by November 30, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation or warranty set forth in Article III, or any covenant or agreement on the part of Parent or a Merger Sub set forth in this Agreement, or if any representation or warranty set forth in Article III shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by Parent or a Merger Sub is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it is, at the time of such attempted termination, in material breach of this Agreement);

(e) by Parent, upon a material breach of any representation or warranty set forth in Article II, or any covenant or agreement on the part of the Company or Company Member set forth in this Agreement, or if any representation or warranty set forth in Article II shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by the Company or a Company Member is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if it is, at the time of such attempted termination, in material breach of this Agreement);

(f) by Parent, if the Company shall have failed to deliver the Member Support Agreements within one (1) Business Day following the execution of this Agreement;

(g) by the Company, if Parent shall have failed to deliver the Sponsor Support Agreements within one (1) Business Day following the execution of this Agreement; or

(h) by either Parent or the Company if, either immediately prior to or upon the Closing, following consummation of the Mergers, Parent will have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s Charter Documents.

7.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto.

(b) In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Mergers shall be abandoned, except for and subject to the following: (i) Sections 4.2(a), 5.7, 7.2 and 7.3 and Article VIII (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional and willful breach of this Agreement by such Party occurring prior to such termination.

7.3 Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Mergers are consummated.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications among the Parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to Parent, to:

Northern Star Investment Corp. II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Joanna Coles and Jonathan J. Ledecky

E-mail: joanna@northernstaric.com / jledecky@hockeyny.com

with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller / Jeffrey M. Gallant

E-mail: dmiller@graubard.com / jgallant@graubard.com

if to the Company to:

Apex Clearing Holdings LLC

350 N St. Paul Street, Suite 1300

Dallas, Texas 75201

Attention: Bill Capuzzi & Legal Department

Email: legal@peak6.com

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Chris Abbinante / Jeffrey N. Smith / Michael P. Heinz/ Ryan Scofield

Email: cabbinante@sidley.com / jnsmith@sidley.com / mheinz@sidley.com / rscofield@sidley.com

8.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives. For purposes of this Agreement:

(a) the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “Ancillary Agreements” shall mean the Member Support Agreements, the Sponsor Support Agreement, the PIPE Documents, the Registration Rights Agreement, the Parent Registration Rights Agreement, the Lock-Up Agreements, and the other documents to be delivered pursuant to or in connection with this Agreement;

(c) the term “Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, and any other Law in any jurisdiction in which the Company or any Subsidiary conducts business or provides or offers goods or services which (i) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (ii) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption;

(d) the term “Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder;

(e) the term “B/D Subsidiary” means each of Apex Clearing Corporation and Electronic Transactions Clearing Holdings, Inc.;

(f) the term “Business Data” shall mean all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company;

(g) the term “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close;

(h) the term “Business Systems” shall mean all Software (including Company Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company;

(i) the term “CEA” means the Commodity Exchange Act;

(j) the term “CFTC” means the U.S. Commodity Futures Trading Commission;

(k) the term “Company Intellectual Property” shall mean any Intellectual Property that is owned by the Company, including Software developed by the Company;

(l) the term “Company Licensed Intellectual Property” shall mean any Intellectual Property that is owned by a third party and licensed to the Company, including Software developed by the Company;

(m) the term “Company Member Approval” shall mean approval (including by written consent) of this Agreement and the Mergers by holders of a majority of the issued and outstanding Company Membership Interests;

(n) the term “Company Products” shall mean all current versions of products or service offerings of the Company;

(o) the term “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by the Company;

(p) the term “Continuing Director” shall mean Joanna Coles;

(q) the term “Copyrights” shall mean all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world;

(r) the term “COVID-19” shall mean SARS-CoV2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks;

(s) the term “COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar requirement of Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), as signed into law by the President of the United States on March 27, 2020 and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020;

(t) the term “Crypto Option” means the Company’s option, pursuant to the Crypto Option Agreement, to acquire the Applicable Assets (as defined in the Crypto Option Agreement) for an exercise price of $1.00 plus any Additional Contributions (as defined in the Crypto Option Agreement);

(u) the term “Crypto Option Agreement” means that certain Contribution Agreement, dated as of February 12, 2021, by and between the Company and PEAK6, and the Apex Crypto Option, dated as of February 12, 2021, granted by PEAK6 to the Company, attached thereto;

(v) the term “Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, the European Union, the United Nations, or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or any of its Subsidiaries conducts business or provides or offers goods or services;

(w) the term “Employment Agreement” means each employment, severance, consulting, non-compete, or other similar contract or agreement providing for compensation or benefits between the Company or any of its Subsidiaries, on the one hand, and any individual employee, on the other hand, under which the Company or any applicable Subsidiary has any obligation; provided that in no event shall the term include (i) customary offer letters used in the ordinary course of business or (ii) any contract or agreement terminable at-will and without severance or other payment obligations triggered by any such at-will termination;

(x) the term “Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, or authorization, relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the handling, use, transport, treatment, storage or disposal of any Hazardous Substance or (iii) pollution or protection of the environment or natural resources;

(y) the term “Exchange Ratio” shall mean (i) 470,000,000 divided by (ii) 158,428.8688;

(z) the term “Export Control Laws” means all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and all comparable applicable laws outside the United States;

(aa) the term “FCM Subsidiary” means each Subsidiary of the Company that is registered with the CFTC and the NFA as a Futures Commission Merchant;

(bb) the term “FINRA” shall mean the Financial Industry Regulatory Authority, Inc. and any successor thereto;

(cc) the term “Form S-4” shall mean the registration statement on Form S-4 of Parent with respect to registration of the Parent Common Stock to be issued in connection with the Initial Merger;

(dd) the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(ee) the term “Governmental Entity” shall mean any foreign or United States, supranational, multinational, national, federal, state, territorial, provincial or local government, and any other body exercising under the Laws thereof any executive, judicial or regulatory function of or pertaining to government, including any court, administrative agency, commission, governmental or regulatory authority, self-regulatory organization (including FINRA or the NFA) or similar body, domestic or foreign;

(ff) the term “Hazardous Substance” shall mean any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is regulated by any Governmental Entity pursuant to any Environmental Law;

(gg) the term “Insider” shall mean any individual who is an officer, director or employee of the Company or any of its Subsidiaries;

(hh) the term “Insurance Policies” shall mean all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors;

(ii) the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) Software; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable);

(jj) the term “knowledge” shall mean actual knowledge or awareness as to a specified fact or event (i) in the case of the Company, of William Capuzzi, William Brennan, Christopher Springer and Bryan Jacobsen, and (ii) in the case of Parent or Merger Subs, Joanna Coles, Jonathan Ledecky and James Brady;

(kk) the term “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(ll) the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(mm) the term “Lookback Date” shall mean June 30, 2018;

(nn) the term “Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, shall mean any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, (A) that has a materially adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as whole, or Parent and Merger Subs, taken as a whole, as applicable or (B) would prevent, materially delay or materially impede the performance by the Company or Parent or Merger Subs of their respective obligations under this Agreement or the consummation of the Mergers or any of the other transactions contemplated herein, provided however that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage, civil or political unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil or political unrest or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any pandemic, epidemic, plague or other general outbreak of illness, including COVID-19, (iv) any proposal, enactment or change in interpretation of, or other change in, applicable Laws or U.S. GAAP (or equivalent accounting practice in any other jurisdiction), (v) general conditions in the industries in which the Company or any of its Subsidiaries operate, (vi) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of the Company or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded from consideration by other clauses set forth in this proviso), (vii) changes attributable to the public announcement or pendency of the transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (viii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ix) COVID-19 Measures or other mandates, orders or other requirements imposed by, or guidance given by, any Governmental Entity in response to COVID-19 or other public health emergency, or (x) any actions taken, or failures to take action, or such other changes or events, in each case, by the Company or its Subsidiaries which Parent has requested or to which it has consented, in each case, expressly in writing or which actions are expressly contemplated by this Agreement; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), (viii) and (ix), in the event that the Company and its Subsidiaries, taken as a whole, are disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate (or, in the case of clauses (i), (ii), (iii), and (ix), as compared to other industry participants in the same impacted geographic areas in which the Company and its Subsidiaries operate), the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect;

(oo) the term “NFA” means the National Futures Association;

(pp) the term “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;

(qq) the term “Patents” shall mean all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(rr) the term “Permitted Liens” shall mean (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (iv) Liens of public record, (v) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (vi) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vii) Liens created by Parent or its successors and assigns, (viii) Liens disclosed in the Company Schedule or the Parent Schedule, including those listed in Schedule 8.2(rr), (ix) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Financial Statement, (x) licenses to Intellectual Property granted in the ordinary course of business, (xi) Liens securing the Company’s and its Subsidiaries’ existing credit facilities, (xii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest, and (xiii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection;

(ss) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(tt) the term “Personal Information” shall mean (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (iii) “personal data,” “personal information,” “nonpublic personal information,” or other similar terms as defined by Privacy/Data Security Laws;

(uu) the term “Privacy/Data Security Laws” shall mean any Requirements of Law relating to data protection, privacy and security, including, to the extent applicable: (i) the Gramm-Leach-Bliley Act; (ii) EU General Data Protection Regulation 2016/679 and the Data Protection Acts 1988 to 2018 of Ireland and all other applicable national Requirements of Law; (iii) the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011 (SI 336/2011) of Ireland and all other applicable national Requirements of Law implementing European Directive 2002/58/EC; (iv) the California Consumer Privacy Act and its related regulations; (v) and U.S. state Requirements of Law related to data breach notification and data security;

(vv) the term “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus included in the Form S-4, including the proxy statement filed by Parent on Schedule 14A with respect to the Special Meeting to approve the Stockholder Matters, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of Parent to be used for the Special Meeting to approve the Stockholder Matters (which shall also provide the Parent Stockholders with the opportunity to redeem their shares of Parent Stock in conjunction with a stockholder vote on the Merger Proposal) and a prospectus with respect to the Parent Common Stock to be offered and issued to the Company Members in all cases in accordance with and as required by the Parent’s Charter Documents, applicable Laws, and the rules and regulations of the NYSE;

(ww) the term “Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority;

(xx) the term “SEC” shall mean the U.S. Securities and Exchange Commission;

(yy) the term “Software” shall mean all computer software (in object code or source code format), data and databases, and related documentation and materials, including computer software offered as a service;

(zz) the term “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

(aaa) the term “Trademarks” shall mean trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; and

(bbb) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

8.3 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the Ancillary Agreements, and the other documents and instruments and other agreements among the Parties as contemplated by or referred to herein or therein, including the Exhibits and Schedules hereto or thereto, and the Confidentiality Agreement (which will terminate at the Closing) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including Sections 5.10 and 8.16). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 shall not be required to provide any bond or other security in connection with any such injunction.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.8 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court in the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each Party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Company and its Subsidiaries may collaterally assign any of its or their rights hereunder to any of its debt financing sources. Subject to the first sentence of this Section 8.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.11 Amendment. This Agreement may be amended by the Parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the Parties. The approval of this Agreement by the stockholders or members, as applicable, of any Party shall not restrict the ability of the board of directors or managers, as applicable, of such Party to authorize such Party to terminate this Agreement in accordance with Section 7.1 or to enter into an amendment to this Agreement pursuant to this Section 8.11.

8.12 Extension; Waiver. At any time prior to the Closing, any Party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.13 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the Parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any Party and any Person who is not a Party.

8.14 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any Ancillary Agreement or other certificate, statement or instrument delivered pursuant to this Agreement or any Ancillary Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and they shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein (or in instruments executed pursuant to this Agreement) that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches to the extent occurring after the Closing and (b) this Article VIII.

8.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Subs and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Party hereto, any Affiliate of any Party hereto or any of the foregoing (any of the foregoing, a “Nonparty Affiliate”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

8.16 Release.

(a) Company Release. The Company, on behalf of itself and each of its respective Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the Company Members and their respective predecessors, successors, Subsidiaries and Affiliates, and any of the Company’s and any of its Subsidiaries’ respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the Company Members of the Company Membership Interests, any Person’s service as a manager of the Company and any acts or omissions of any Person on behalf of the Company and any of its Subsidiaries, except for any claim arising out of or in connection with this Agreement or the intentional and knowing fraud or intentional misconduct of any such Company Member or other Person.

(b) Parent Release. Each of Parent and each Merger Sub, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the holders of Parent Stock, including the Sponsor, and their respective predecessors, successors, Subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Parent Class A Stock, any Person’s service as a director of Parent or a director or manager of any of Merger Subs and any acts or omissions of any Person on behalf of Parent or Merger Subs, except for any claim arising out of or in connection with this Agreement or the intentional and knowing fraud or intentional misconduct of any such Person.

8.17 Legal Representation.

(a) The Company, on behalf of its itself and its directors, members, partners, officers, employees and Affiliates, and its respective successors and assigns (all such parties, the “Company Waiving Parties”), hereby irrevocably acknowledges and agrees that all communications, written or oral, between any Person or Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates and their counsel, including Graubard Miller (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or legal proceeding arising out of or relating to, this Agreement, any Ancillary Agreement or the Mergers, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding this Agreement and the Mergers, and instead survive, remain with and are controlled by Parent (the “Parent Privileged Communications”), without any waiver thereof. The Company, on behalf of itself and the Company Waiving Parties, hereby further agrees (i) that no Person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees), in any dispute or legal proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Parent Privileged Communications.

(b) Parent, on behalf of itself and its respective directors, stockholders, partners, officers, employees and Affiliates, and its respective successors and assigns (all such parties, the “Parent Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between any Person or the Company and its Subsidiaries or any of their respective directors, members, partners, officers, employees or Affiliates and their counsel, including Sidley Austin LLP (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or legal proceeding arising out of or relating to, this Agreement, any Ancillary Agreement or the Mergers, or any matter relating to any of the foregoing, are privileged communications that do not pass to Parent or remain with the Company and its Subsidiaries notwithstanding this Agreement and the Mergers, and instead survive, are assigned to, remain with and are controlled by the applicable Company Members (the “Companies Privileged Communications”), without any waiver thereof. Parent, on behalf of itself and the Parent Waiving Parties, hereby further agrees (i) that no Person may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees), in any dispute or legal proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Company Privileged Communications.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

NORTHERN STAR INVESTMENT CORP. II

By:	/s/ Joanna Coles
Name: Joanna Coles
Title: Chief Executive Officer

NSIC II-A MERGER LLC

By: Northern Star Investment Corp. II, its sole member

By:	/s/ Joanna Coles
Name: Joanna Coles
Title: Chief Executive Officer

NSIC II-B MERGER LLC

By:	/s/ Joanna Coles
Name: Joanna Coles
Title: Chief Executive Officer

APEX CLEARING HOLDINGS LLC

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Member, Board of Managers

Solely for the purposes of Section 5.21 hereof, PEAK6 INVESTMENTS LLC

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Chief Corp. Dev. & Legal Officer

[Signature Page to Agreement and Plan of Reorganization]